Global proxy voting guidelines

North America, Europe, Middle East, Africa, Central America, South America, and Asia

April 2026

Contents

4	I. J.P. Morgan Asset Management Global Proxy Voting

	Guidelines

	A. Objective	4

	B. Proxy Committee	4

	C. The Proxy Voting Process	5

	D. Conflicts of Interest	7

	E. Securities Lending	8

	F. Record-Keeping	9

10	II. Proxy Voting Guidelines

	A. North America	10

	B. Europe, Middle East, Africa, Central America and South America	25

	C. APAC ex-Japan	38

	D. Japan	52

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I. J.P. Morgan Asset Management Global Proxy Voting

J.P. Morgan Asset Management Global Proxy Voting Guidelines content:

A.	Objective	4
B.	Proxy Committee	4
C.	The Proxy Voting Process	5
D.	Conflicts of Interest	7
E.	Securities Lending	8
F.	Record-Keeping	9

A. Objective

As an investment adviser within JPMorgan Asset & Wealth Management Management, each of the entities listed in Exhibit A on page 8 (each referred to individually as a “JPMAWM Entity” and collectively as “JPMAM”) may be granted by its clients the authority to vote the proxies of the securities held in client portfolios. In such cases, JPMAM’s objective is to vote proxies in the best interest of its clients. This document describes how JPMAM meets that objective. JPMAM incorporates detailed guidelines for voting proxies on specific types of issues (the ‘Guidelines’). The Guidelines have been developed and approved by the relevant Proxy Committee (as defined below) with the objective of encouraging companies to make decisions that enhance shareholder value. Because proxy proposals and individual company facts and circumstances may vary, JPMAM may not always vote proxies in accordance with the Guidelines.

B. Proxy Committee

To oversee the proxy voting process on an ongoing basis, a proxy committee (“Proxy Committee”) has been established for each global location where proxy voting decisions are made. Each Proxy Committee is composed of members and invitees, including a Proxy Administrator (as defined below) and senior officers from among the investment, legal, compliance, and risk management departments. The primary functions of each Proxy Committee include: (1) reviewing and approving the Guidelines annually; (2) providing advice and recommendations on general proxy voting matters, including potential or material conflicts of interest escalated to it from time to time as well as on specific voting issues to be implemented by the relevant JPMAWM Entity; and (3) determining the independence of any third-party vendor to which it has delegated proxy voting responsibilities (such as, for example, delegation when JPMAM has identified it has a material conflict of interest) and concluding that there are no conflicts of interest that would prevent such vendor from providing such proxy voting services prior to delegating proxy responsibilities. The Proxy Committee may delegate certain of its responsibilities to subgroups composed of at least three Proxy Committee members. The Proxy Committee meets at least quarterly, or more frequently as circumstances dictate. The global head of investment stewardship is invited to each regional committee and, working with the regional Proxy Administrators, is charged with overall responsibility for JPMAM’s approach to governance issues, including proxy voting worldwide and coordinating regional proxy voting guidelines in accordance with applicable regulations and what they consider to be best practices. The Proxy Committees may escalate to the AM Business Control Committee and/or the AM Bank Fiduciary Committee any issues or errors as they deem appropriate, while strategy-related matters requiring escalation will be escalated to the Investment Stewardship Oversight Committee.

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C.	The Proxy Voting Process

1.	Role of Proxy Administrators, Investment Stewardship Specialists and Portfolio Management Teams

Each JPMAWM Entity appoints a JPMAM professional to act as a proxy administrator (“Proxy Administrator”) for each global location of such entity where proxy- voting decisions are made. The Proxy Administrators are charged with oversight of these Guidelines and the proxy voting process. The Proxy Administrator, working together with the investment stewardship teams and portfolio management teams, including portfolio managers and research analysts, is responsible for voting proxies as described in the JPMAM Guidelines. Please note that JPMAM may not vote (and in some cases, may instead delegate the proxy voting process to a third-party) certain proxies for which it has voting discretion in certain instances including, without limitation, when it identifies a material conflict of interest, when securities are out on loan and have not been recalled, in certain markets that have share blocking or other regulatory restrictions, when, based on JPMAM’s assessment, approaching regulatory thresholds or other legal and regulatory considerations make JPMAM not voting advisable, when the proxy materials are not available in time for JPMAM to make a voting decision or cast a vote, or for certain non-U.S. securities positions if, in JPMAM’s judgment, the expense and administrative inconvenience or other burdens outweigh the benefits to clients of voting the securities.

2.	JPMAM Guidelines

As described above, JPMAM incorporates detailed guidelines for voting proxies on specific types of issues (the Guidelines, as defined above). The Guidelines have been developed and approved by the relevant Proxy Committee, with inputs from portfolio managers and analysts and investment stewardship specialists, with the objective of encouraging corporate action that enhances shareholder value. The Guidelines are proprietary to JPMAM and reflect our views on proxy voting matters as informed by our investment experience and research over many years of proxy voting. Certain guidelines are prescriptive (“Prescribed Guidelines”), meaning that they specify how JPMAM will vote a particular proxy proposal (absent an Override, as defined below). Other guidelines contemplate voting on a case-by-case basis as explained below. The Guidelines are updated at least annually (generally by April 1 each year).

3.	Overrides of JPMAM Prescribed Guidelines

Individual company facts and circumstances vary.

In some cases, JPMAM may determine that, in the best interest of its clients, a particular proxy item should be voted in a manner that is not consistent with the Prescribed Guidelines. In such circumstances, where JPMAM chooses to vote in a manner contrary to its Prescribed Guidelines (an “Override”), the Proxy Administrator will:

•	review the considerations and recommendations of portfolio management teams or investment stewardship specialists;

•	refer their considerations and recommendation to the Proxy Committee for further review, if necessary, as determined by the Proxy Administrator; and

•	maintain the records required for each Override, including any required regional attestation from investment professionals or stewardship specialists that the vote was free of material conflicts of interest and material non-public information (“MNPI”).

4.	Case-by-case Voting Decisions

As described in the Guidelines, certain proxy items, such as executive compensation votes or environmental and social shareholder proposals, are analyzed and voted based on the merits of the proposal and the particular facts and circumstances of each issuer. Additional examples include, but are not limited to, votes at special meetings such as contested proxies and mergers or acquisitions. In such cases, the Proxy Administrator:

•	determines whether the vote requires escalation to certain portfolio management teams to make a voting decision (“escalated votes”) or can be voted given JPMAM’s history and experience in analysing and voting similar proxy matters;

•	for escalated votes, shares research, which may include research from the investment stewardship teams and third-party research providers or compensation experts, with portfolio management teams;

•	determines whether to further escalate voting recommendations of the portfolio management teams to the relevant Proxy Committee for further review. Such determination may be based on multiple factors, including, but not limited to, size of relevant account holdings, severity of controversy and lack of consensus; and maintains records of significant voting decisions, including any required regional attestations from investment professionals or stewardship specialists that the voting decisions was made

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5.	Split Voting

JPMAM views proxy voting as an integral part of investing and allows each portfolio management team to vote the proxies of shares held in each client’s account in the manner they deem consistent with their proprietary views of what is in the best interest of their client accounts. Each portfolio management team is permitted to vote in a manner that is contrary to the decisions of other portfolio management teams.

In such cases, the relevant portfolio management team is responsible for providing the proxy voting team with voting instructions, documentation of their rationale and an attestation that the vote was free of material conflicts of interest and MNPI; this information is subject to such further review and oversight procedures as are established by the regional proxy voting committees from time to time.

6.	Use of Independent Voting Services

Use of Independent Voting Services JPMAM may retain the services of independent voting service providers (“Independent Voting Service(s)”) to assist with functions such as coordinating with custodians to ensure that all proxy materials are processed in a timely fashion, record-keeping, providing certain conflicts of interest voting related services, and administering voting instructions. The extent to which JPMAM may utilize Independent Voting Services varies by region, with oversight provided by the relevant Proxy Committee, provided that for all issuers, voting instructions will be administered by one or more Independent Voting Services. Where JPMAM makes a proxy voting decision for a client, it will not receive any voting recommendation based on an Independent Voting Service’s own proxy voting policy. With respect to non-US issuers, in arriving at their voting decisions, JPMAM’s designated investment professionals may review research provided by a third-party such as an Independent Voting Service; for US issuers, in arriving at their voting decisions, JPMAM’s designated investment professionals review only research generated through in-house capabilities.

Proxy voting delegation: In certain circumstances, globally, JPMAM may abstain from voting and/or delegate the proxy voting process (including the voting decision) to an Independent Voting Service.

1.

For certain commingled funds that are index-replication portfolios, JPMAM is permitted in certain instances to delegate its proxy voting authority in whole or in part to an Independent Voting Service. For the Tax-Smart Index strategies, the adviser delegates full proxy voting authority to an Independent Voting Service. These delegations may occur, among other reasons, where JPMAM is restricted under applicable laws from voting a particular security or to permit JPMAM to utilize exemptions applicable to positions in bank or bank holding company stocks held in such funds.

2.	Where securities are held only in certain passive index-tracking portfolios and not owned in our active accounts, the proxy may be voted by an Independent Voting Service.

3.	For securities that were held in an account on the record date but not on the date of the proxy vote, JPMAM may abstain from voting where it no longer holds the position.

4.	JPMAM may abstain and/or delegate the proxy voting process to an Independent Voting Service, where there are identified conflicts of interest as described in Section D below.

5.	Proxy votes related to client ownership of securities of third-party US mutual funds and exchange traded funds (“ETFs”) are delegated to an Independent Voting Service.

6.	For companies subject to U.K. Takeover Panel rules and held in a JPMorgan Fund with more than 10% seed capital, JPMAM is not permitted to vote the proxy.

7.

JPMAM may delegate the proxy voting process (including the voting decision) to an Independent Voting Service for certain securities held by one or more JPMAM Entities when, based on JPMAM’s assessment, approaching regulatory thresholds or other legal and regulatory considerations make such delegation advisable.

JPMAM performs ongoing oversight of Independent Voting Services, including periodic review of vote execution accuracy, staffing, methodology, conflicts processes, changes to policies and procedures, and quality of research.

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D.	Conflicts of Interest

Material Conflicts of Interest

The US Investment Advisers Act of 1940 requires that the proxy voting procedures adopted and implemented by a US investment adviser include procedures that address material conflicts of interest that may arise between the investment adviser’s interests and those of its clients. To address such material and/or potential conflicts of interest, JPMAM relies on certain policies and procedures. In order to maintain the integrity and independence of JPMAM’s investment processes and decisions, including proxy voting decisions, and to protect JPMAM’s decisions from influences that could lead to a vote other than in a client’s best interests, JP Morgan Chase (“JPMC”) (including JPMAM) has adopted several policies including the Conflicts of Interest Policy – Firmwide, Information Safeguarding and Barriers Policy – Firmwide and Information Safeguarding and Barriers Policy – MNPI Firmwide Supplement. Material conflicts of interest are further avoided by voting in accordance with JPMAM’s Prescribed Guidelines.

Material conflicts of interest are further managed by voting in accordance with JPMAM’s Prescribed Guidelines. Given the breadth of JPMAM’s products and service offerings, it is not possible to enumerate every circumstance that could give rise to a material conflict. Examples of some conflicts of interest that could arise and be deemed material include, without limitation, circumstances in which:

1.

management of a JPMAM client or prospective client, distributor or prospective distributor of its investment management products, or critical vendor, is soliciting proxies and failure to vote in favor of management may harm JPMAM’s relationship with such company;

2.	a personal relationship between a JPMAM officer and management of a company or other proponent of a proxy proposal could impact JPMAM’s voting decision;

3.	the proxy being voted is for JPMorgan Chase & Co. stock or for J.P. Morgan Funds; and
4.	a JPMAM affiliate is an investment banker, has rendered a fairness opinion, or is acting as an advisor on activism defense with respect to the matter that is the subject of the proxy vote.

Please note JPMAM delegates the proxy voting process for votes of third-party US mutual funds and ETFs to an Independent Voting Service.

Depending on the nature of the conflict, JPMAM may elect to take one or more of the following measures, or other appropriate action:

1.	removing certain adviser personnel from the proxy-voting process;

2.	“walling off” personnel with knowledge of the conflict to ensure that such personnel do not influence the relevant proxy vote;

3.	voting in accordance with the applicable Prescribed Guidelines, if the application of the Prescribed Guidelines would objectively result in the casting of a proxy vote in a predetermined manner; or

4.

delegating the vote to an independent third party, if any, that will vote in accordance with its own determination. However, JPMAM may request an exception to this process to vote against a proposal rather than referring it to an independent third party (“Exception Request”) where the Proxy Administrator has actual knowledge indicating that a JPMAM affiliate is an investment banker or rendered a fairness opinion, or where an JPMAM affiliate is acting as an advisor on activism defense, with respect to the matter that is the subject of a proxy vote. The Proxy Committee shall review the Exception Request and shall determine whether JPMAM should vote against the proposal or whether such proxy vote should still be delegated to an Independent Voting Service due to the potential for additional conflicts or otherwise.

Potential Conflicts

In the course of its proxy voting or engagement activities, the following circumstances may occur:

1.

JPMAM may cast proxy votes consistent with a client’s or clients’ investment strategies that may conflict with the investment strategies of other JPMAM clients, and notably, individual proxy votes may differ between clients.

2.

JPMAM clients may invest in the same company, or a single client may invest in the same company but in multiple accounts. In those situations, two or more clients, or one client with different accounts, may be invested in strategies having different investment objectives, investment styles or portfolio managers. As a result, JPMAM may cast different votes on behalf of different clients or on behalf of the same client with different accounts.

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3.

JPMAM, or our clients, may participate in securities or stock lending programs or lend stock to third parties whose investment objectives may be different to ours, and, as a result, the third parties may cast proxy votes that conflict with the investment strategies of our clients.

4.	JPMAM may engage with companies on behalf of impact and sustainable funds that have different objectives to other funds.

5.	JPMAM may have a different position on environmental, social or corporate governance matters than its parent company (JPMC).

6.	JPMAM clients may want us to engage or vote on corporate governance issues that further their interests but are not consistent with our policies.

7.

JPMAM may in accordance with applicable law, participate in collaborative engagements with other industry participants which may include joining a coalition, working with other asset managers/owners on issues relating to the investment stewardship priorities and/or signing of public statements and resolutions that may have conflicting or differing positions on corporate governance matters.

Escalation of material conflicts of interest

To the extent that the Proxy Administrator determines that any of the above activities or any other activities give rise to the potential for a material conflict of interest for a particular proxy vote, the Proxy Administrator shall escalate to the relevant Proxy Committee to determine if the matter gives rise to a material conflict of interest and, if so, what actions should be taken.

Sales and marketing professionals will be precluded from participating in the decision-making process.

The resolution of all potential and actual material conflicts of interest will be documented in order to demonstrate that JPMAM acted in the best interests of its clients.

E.	Securities Lending

Proxies for securities that are out on loan normally cannot be voted, as title passes to the borrower of the securities. Unless JPMAM is directly involved in a client’s securities-lending arrangement because it is a party to the client’s securities-lending agreement and/or JPMAM, as investment adviser, makes the decision to lend the client’s securities, JPMAM is not responsible for recalling securities to vote proxies for securities that have been lent from the client’s account. Please note that JPMAM will not be deemed to be directly involved in a securities-lending arrangement simply because an affiliate of JPMAM serves as lending agent for a client. For accounts where JPMAM is directly involved in the securities-lending arrangement either because it is a party to the securities-lending agreement and/ or it makes the decision to lend securities for the client’s portfolios, JPMAM has adopted procedures to determine if it should recall securities on loans to vote proxies when it believes a vote is material with respect to an investment, such as when JPMAM believes its participation in a vote is necessary to preserve the long- term value of an investment or in a highly contested issue in which JPMAM believes its vote is important to the account’s strategy.1

[1]

In determining whether a vote is material, JPMAM’s determination is informed by its responsibility to act in the account’s best interest. In most cases, JPMAM anticipates that the potential long-term value to a client of voting shares would not be material and therefore would not justify foregoing the potential revenue the loan may provide the account. JPMAM may not vote certain foreign securities positions if, in its judgement, the expense and administrative inconvenience or other burdens outweigh the benefits to clients of voting the securities.

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F.	Record-Keeping

JPMAM is required to maintain in an easily accessible place for all records relating to the proxy voting process, according to the retention requirements set out by the various global regulatory regimes. Those records include the following:

•	a copy of the JPMAM Global Proxy Voting Guidelines;

•	a copy of each proxy statement received on behalf of JPMAM clients;

•	a record of each vote cast on behalf of JPMAM client holdings;

•	a copy of all documents created by JPMAM personnel that were material to making a decision on the voting of client securities or that memorialize the basis of the decision;

•	a copy of the documentation of all dialogue with issuers and JPMAM personnel created by JPMAM personnel prior to the voting of client securities; and

•	a copy of each written request by a client for information on how JPMAM voted proxies on behalf of the client, as well as a copy of any written response by JPMAM to any request by a JPMAM client for information on how JPMAM voted proxies on behalf of our client.

It should be noted that JPMAM reserves the right to use the services of the Independent Voting Service to maintain certain required records in accordance with all applicable regulations.

Exhibit A

•	JPMorgan Chase Bank, N.A.

•	JPMorgan Asset Management (UK) Limited

•	J.P. Morgan Investment Management Inc.

•	JPMorgan Asset Management (Asia Pacific) Limited

•	JPMorgan Asset Management (Singapore) Limited

•	JPMorgan Asset Management (Japan) Ltd.

•	J.P. Morgan Private Investments, Inc.

•	J.P. Morgan Securities LLC. and J.P. Morgan Wealth Management Solutions Inc

•	Bear Stearns Asset Management Inc.

•	Security Capital Research & Management Incorporated

•	55I, LLC

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II. Proxy Voting Guidelines

JPMAM is a global asset-management organization with the capabilities to invest in securities of issuers located around the world. Because the regulatory framework and the business cultures and practices vary from region to region, the Guidelines have been customized for each region to take into account such variations.

JPMAM currently has four sets of Guidelines covering the regions of (1) North America, (2) Europe, Middle East, Africa, Central America and South America (3) Asia (ex-Japan) and (4) Japan, respectively. Notwithstanding the variations among the Guidelines, all of these Guidelines have been designed with the uniform objective of encouraging corporate action that enhances shareholder value. As a general rule, in voting proxies of a particular security, each JPMAWM Entity will apply the Guidelines of the region in which the issuer of such security is organized.

A. North America

1. Board of Directors

Uncontested Director Elections

Votes on director nominees should be made on a case-by-case basis. Votes generally will be withheld from directors who:

1.	attend less than 75% of the board and committee meetings without a valid excuse for the absences;

2.

adopt or renew a poison pill without shareholder approval, do not commit to putting it to a shareholder vote within 12 months of adoption (or, in the case of a newly public company, do not commit to put the poison pill to a shareholder vote within 12 months following the initial public offering) or reneges on a commitment to put the poison pill to a vote and has not yet received a withhold recommendation for this issue;

3.

are inside or affiliated outside directors and sit on the audit, compensation or nominating committees. For purposes of defining “affiliation”, we will apply either the NYSE listing rule for companies listed on that exchange or the NASDAQ listing rule for all other companies;

4.

ignore a shareholder proposal that is approved by i) a majority of the shares outstanding or ii) a majority of the votes cast. The review period will be the vote results over a consecutive two-year time frame;

5.	are inside or affiliated outside directors and the full board serves as the audit, compensation or nominating committee or the company does not have one of these committees;

6.

are insiders and affiliated outsiders on boards that are not at least majority independent. In the case of controlled companies, we will vote for non-independent directors who serve on committees other than the audit committee;

7.

are chief executive officers (“CEOs”) of publicly traded companies who serve on more than two public boards (besides his or her own board) and all other directors who serve on more than four public-company boards;

North America contents:

1.	Board of Directors	10

2.	Proxy Contests	11

3.	Ratification of Auditors	11

4.	Proxy Contest Defenses	12

5.	Tender Offer Defenses	13

6.	Miscellaneous Board Provisions	14

7.	Miscellaneous Governance Provisions	15

8.	Capital Structure	16

9.	Executive and Director Compensation	17

10. Incorporation		20

11.	Mergers and Corporate Restructurings	20

12.	Social and Environmental Issues	21

13.	Foreign Proxies	24

14.	Pre-Solicitation Contact	24

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8.

are compensation committee members where there is a pay-for-performance disconnect for Russell 3000 companies. (See Section 9a – Stock-Based Incentive Plans, last paragraph). We will withhold votes from compensation committee members if the company does not submit one-time transferable stock options to shareholders for approval;

9.

are audit committee members in circumstances in which there is evidence (such as audit reports or reports mandated under the Sarbanes-Oxley Act of 2002) that there exist material weaknesses in the company’s internal controls;

10.

compensation committee members who were present at the time of the grant of backdated options or options the pricing or the timing of which we believe may have been manipulated to provide additional benefits to executives;

11.	demonstrated a history of poor performance or inadequate risk oversight;

12.	are committee members when the board adopts changes to the company’s by-laws or charter without shareholder approval if the changes materially diminish shareholder rights; or

13.

chair the board, are lead independent directors, or chair governance committees of publicly traded companies where employees have departed for significant violations of codes of conduct without clawback of compensation.

For newly public companies, vote case-by-case on directors as we believe the company should have the appropriate time frame to mature and better its governance structure and practices.

Chief Executive Officer Votes

Except as otherwise described above, we generally do not vote against a sitting chief executive officer in recognition of the impact the vote may have on the management of the company.

Proxy Access

Generally, vote for shareholder proposals requesting companies to amend their by-laws in order to facilitate shareholders’ ability to nominate candidates for directors as long as the minimum threshold of share ownership is 3% (defined as either a single shareholder or group of shareholders) and the minimum holding period of share ownership is three years. Generally, we will oppose proposals that restrict share-ownership thresholds to a single shareholder.

We recognize the importance of shareholder access to the ballot process as one means to ensure that boards do not become self-perpetuating and self-serving. We generally support the board when it has adopted proxy access at a 3%/three-year threshold either through a majority-supported shareholder ballot or by adopting the by-law on its own initiative.

However, we are also aware that some proposals may promote certain interest groups to the detriment of shareholders generally and could be disruptive to the nomination process. Hence, we will generally vote against shareholder proposals that seek to amend an existing proxy access bylaw unless the terms of the proxy access right are unduly restrictive to shareholders.

2.	Proxy Contests

Election of Directors

Votes in a contested election of directors must be evaluated on a case-by-case basis, considering the following factors: long-term financial performance of the subject company relative to its industry; management’s track record; background to the proxy contest; qualifications of director nominees (both slates); evaluation of what each side is offering shareholders as well as the likelihood that the proposed objectives and goals can be met; and stock- ownership positions

Reimburse Proxy-Solicitation Expenses

Decisions to provide full reimbursement for dissidents waging a proxy contest should be made on a case-by-case basis.

3.	Ratification of Auditors

Vote for proposals to ratify auditors unless an auditor has a financial interest in or association with the company and is therefore not independent or there is reason to believe that the independent auditor has rendered an opinion that is neither accurate nor indicative of the company’s financial position.

Generally vote against auditor ratification and withhold votes from audit committee members if non-audit fees exceed audit fees.

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Vote on a case-by-case basis on auditor rotation proposals considering the following factors: tenure of audit firm; establishment and disclosure of a renewal process whereby the auditor is regularly evaluated for both audit quality and competitive price; length of the rotation period advocated in the proposal; significant audit-related issues; and number of annual audit committee meetings held and the number of financial experts that serve on the audit committee.

Generally, we will vote against auditor indemnification and limitation of liability; however, we recognize there may be situations where indemnification and limitations on liability may be appropriate.

4.	Proxy Contest Defenses

Board Structure: Staggered versus Declassified

We generally vote for board declassification proposals and vote against board classification proposals. We believe annual elections promote accountability of individual directors.

However, we may make exceptions on board declassification/classification proposals based on company-specific considerations. We may consider exceptions to companies with strategic rationales, newly public companies, companies with sunset provisions on classification, or companies undergoing transition

(e.g. companies facing delisting or insolvency concerns, significant strategic changes, restructuring, etc.) where such a change could be disruptive.

Shareholders’ Ability to Remove Directors

We will vote against proposals that provide that directors may be removed only for cause.

We will vote for proposals to restore shareholders’ ability to remove directors with or without cause.

We will vote against proposals that provide that only continuing directors may elect replacements to fill board vacancies.

We will vote for proposals that permit shareholders to elect directors to fill board vacancies.

Cumulative Voting

Cumulative voting proposals will be voted on a case- by-case basis. If there are other safeguards to ensure that shareholders have reasonable access and input into the process of nominating and electing directors, cumulative voting is not essential. Generally, a company’s governing documents must contain the following provisions for us to vote against restoring or providing for cumulative voting:

•	annually elected board;

•	majority of board composed of independent directors;

•	nominating committee composed solely of independent directors;

•	confidential voting (however, there may be a provision for suspending confidential voting during proxy contests);

•	ability of shareholders to call a special meeting or to act by written consent with 90 days’ notice;

•	absence of superior voting rights for one or more classes of stock;

•	the board does not have the sole right to change the size of the board beyond a stated range that has been approved by shareholders; and

•	absence of a shareholder rights plan that can only be removed by the incumbent directors (dead-hand poison pill).

Shareholders’ Ability to Call Special Meeting

We will vote against proposals to restrict or prohibit shareholders’ ability to call special meetings so long as the ability to call special meetings requires the affirmative vote of less than 15% of the shares outstanding. The ability to call special meetings enables shareholders to remove directors or initiate a shareholder resolution without having to wait for the next scheduled meeting, should require more than a de minimis number of shares to call the meeting and subject the company to the expense of a shareholder meeting.

We will vote for proposals that remove restrictions on the right of shareholders to act independently of management.

Shareholders’ Ability to Act by Written Consent

We generally vote for proposals to restrict or prohibit shareholders’ ability to take action by written consent. The requirement that all shareholders be given notice of a shareholders’ meeting and matters to be discussed therein seems to provide a reasonable protection of minority shareholder rights.

We generally vote against proposals to allow or facilitate shareholder action by written consent unless the company does not permit the right to call special meetings or if there are undue restrictions on shareholders’ rights to call special meetings.

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Shareholders’ Ability to Alter the Size of the Board

We will vote for proposals that seek to fix the size of the board.

We will vote against proposals that give management the ability to alter the size of the board without shareholder approval.

5.	Tender Offer Defenses

Poison Pills

Vote for shareholder proposals that ask a company to submit its poison pill for shareholder ratification. Review on a case-by-case basis shareholder proposals to redeem a company’s poison pill.

Studies indicate that companies with a rights plan secure higher premiums in hostile takeover situations.

Review on a case-by-case basis management proposals to ratify a poison pill. We generally look for shareholder-friendly features, including a two- to three- year sunset provision, a permitted bid provision, a 20% or higher flip-in provision and the absence of dead- hand features.

If the board refuses to redeem the poison pill 90 days after an offer is announced, 10% of the shares may call a special meeting or seek a written consent to vote on rescinding the poison pill.

Fair Price Provisions

Vote proposals to adopt fair price provisions on a case- by-case basis, evaluating factors such as the vote required to approve the proposed acquisition, the vote required to repeal the fair price provision and the mechanism for determining the fair price.

Generally, vote against fair price provisions with shareholder vote requirements greater than a majority of disinterested shares.

Greenmail

Vote for proposals to adopt an anti-greenmail charter or by-law amendments or otherwise restrict a company’s ability to make greenmail payments.

Unequal Voting Rights

Generally, vote against dual-class recapitalizations as they offer an effective way for a firm to thwart hostile takeovers by concentrating voting power in the hands of management or other insiders.

Vote for dual-class recapitalizations when the structure is designed to protect the economic interests of investors.

Supermajority Shareholder Vote Requirement to Amend Charter or By-laws

Vote against management proposals to require a supermajority shareholder vote to approve charter and by-law amendments. Supermajority provisions violate the principle that a simple majority of voting shares should be all that is necessary to effect change regarding a company.

Vote for shareholder proposals to lower supermajority shareholder vote requirements for charter and by-law amendments.

Supermajority Shareholder Vote Requirement to Approve Mergers

Vote against management proposals to require a supermajority shareholder vote to approve mergers and other significant business combinations.

Supermajority provisions violate the principle that a simple majority of voting shares should be all that is necessary to effect change regarding a company.

Vote for shareholder proposals to lower supermajority shareholder vote requirements for mergers and other significant business combinations.

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6.	Miscellaneous Board Provisions

Separate Chairman and Chief Executive Officer Positions

We will generally vote for proposals looking to separate the chief executive officer and chairman roles unless the company has governance structures in place that can satisfactorily counterbalance a combined chairman and chief executive officer/president post. Such a structure should include most or all of the following:

•	a designated lead director, appointed from the ranks of the independent board members, with clearly delineated duties. At a minimum, these duties should include:

1.	the chairman is not present, including executive sessions of the independent directors;

2.	serving as liaison between the chairman and the independent directors;

3.	approving information sent to the board;

4.	approving meeting agendas for the board;

5.	approving meeting schedules to ensure that there is sufficient time for discussion of all agenda items;

6.	having the authority to call meetings of the independent directors; and

7.	if requested by major shareholders, ensuring that he or she is available for consultation and direct communication.

•	a two-thirds independent board;

•	all-independent key committees;

•	committee chairpersons nominated by the independent directors;

•	performance of the chief executive officer reviewed annually by a committee of outside directors; and

•	established governance guidelines.

Additionally, the company should not have underperformed its peers under the current leadership, over the long term.

Lead Directors and Executive Sessions

In cases where the chief executive officer and chairman roles are combined, we will vote for the appointment of a “lead” (non-insider) director and for regular “executive” sessions (board meetings taking place without the chief executive officer/chairman present).

Majority of Independent Directors

We generally vote for proposals that call for the board to be composed of a majority of independent directors. We believe that a majority of independent directors can be an important factor in facilitating objective decision- making and enhancing accountability to shareholders.

Vote for shareholder proposals requesting that the board’s audit, compensation, and/or nominating committees include independent directors exclusively.

Generally vote for shareholder proposals asking for a two-thirds independent board.

Stock-Ownership Requirements

Vote for shareholder proposals requiring directors to own a minimum amount of company stock in order to qualify as a director or to remain on the board, so long as such minimum amount is not excessive or unreasonable.

Hedging/Pledging of Securities

We support full disclosure of the policies of the company regarding hedging and/or pledging of company stocks by executives and board directors. We will vote for shareholder proposals that ask for disclosure of this policy. We will vote case-by-case for directors if it is determined that hedging and/or pledging of securities has occurred.

Term of Office

Vote against shareholder proposals to limit the tenure of outside directors. Term limits pose artificial and arbitrary impositions on the board and could harm shareholder interests by forcing experienced and knowledgeable directors off the board.

Board Composition

We support board refreshment, independence and a diverse skill set for directors as an important part of contributing to long-term shareholder value. We believe that board composition should contribute to overall corporate strategies, and risk management and will evaluate the board’s skills, expertise and qualifications. We generally support our investee companies consideration of diversity and inclusiveness in their general recruitment policies as we believe such diversity contributes to the effectiveness of boards and further development of sound governance and risk oversight. We support investee companies’ disclosure of gender, racial and ethnic composition of the board so that we can include that information as one of the many data points used in our holistic assessment of the company. As with all proxy votes, we seek to vote in our clients’ best interests to enhance long-term shareholder value.

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We generally will vote case-by-case on shareholder proposals that seek to require the board to add specific expertise or to change the composition of the board.

Director and Officer Indemnification and Liability Protection

Proposals concerning director and officer indemnification and liability protection should be evaluated on a case-by-case basis.

Vote against proposals to limit or eliminate director and officer liability for monetary damages for violating the relevant duty of care.

Vote against indemnification proposals that would expand coverage beyond legal expenses to acts, such as negligence, that are more serious violations of fiduciary obligations than mere carelessness.

Vote for proposals that provide such expanded coverage in cases when a director’s or officer’s legal defense was unsuccessful only if: (1) the director was found to have acted in good faith and in a manner that they reasonably believed was in the company’s best interests; and (2) the director’s legal expenses would be covered.

Board Size

Vote for proposals to limit the size of the board to 15 members.

Majority Vote Standard

We would generally vote for proposals asking for the board to initiate the appropriate process to amend the company’s governance documents (certificate of incorporation or by-laws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders. We would generally review on a case- by-case basis proposals that address alternative approaches to a majority-vote requirement.

Zombie Directors

Generally vote against the chair of the nominating committee if one or more directors remain on the board after having received less than the majority of votes cast in the prior election.

7.	Miscellaneous Governance Provisions

Independent Nominating Committee

Vote for the creation of an independent nominating committee.

Confidential Voting

Vote for shareholder proposals requesting that companies adopt confidential voting, use independent tabulators and use independent inspectors of election as long as the proposals include clauses for proxy contests as follows: In the case of a contested election, management should be permitted to request that the dissident group honor its confidential voting policy. If the dissidents agree, the policy remains in place. If the dissidents do not agree, the confidential voting policy is waived.

Vote for management proposals to adopt confidential voting.

Equal Access

Vote for shareholder proposals that would give significant company shareholders equal access to management’s proxy material in order to evaluate and propose voting recommendations on proxy proposals and director nominees and to nominate their own candidates to the board.

Bundled Proposals

Review on a case-by-case basis bundled or “conditioned” proxy proposals. In the case of items that are conditioned upon each other, examine the benefits and costs of the packaged items. In instances where the joint effect of the conditioned items is not in shareholders’ best interests, vote against the proposals. If the combined effect is positive, support such proposals.

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Charitable Contributions

Vote against shareholder proposals regarding charitable contributions. In the absence of bad faith, self-dealing or gross negligence, management should determine which contributions are in the best interests of the company.

Date/Location of Meeting

Vote against shareholder proposals to change the date or location of the shareholders’ meeting. No one site will meet the needs of all shareholders.

Include Non-Management Employees on Board

Vote against shareholder proposals to include non- management employees on the board.

Constituency representation on the board is not supported, rather decisions are based on director qualifications.

Adjourn Meeting if Votes are Insufficient

Vote for proposals to adjourn the meeting when votes are insufficient. Management has additional opportunities to present shareholders with information about its proposals.

Other Business

Vote for proposals allowing shareholders to bring up “other matters” at shareholder meetings.

Disclosure of Shareholder Proponents

Vote for shareholder proposals requesting that companies disclose the names of shareholder proponents.

Shareholders may wish to contact the proponents of a shareholder proposal for additional information.

Exclusive Venue

Generally, vote for management proposals that seek shareholder approval to make the state of incorporation the exclusive forum for disputes if the company is a Delaware corporation; otherwise, vote on a case-by-case basis on management proposals that seek shareholder approval to make the state of incorporation, or another state, the exclusive forum for disputes.

Vote against the independent chair or lead independent director and members of the nominating/governance committee where the company has unilaterally adopted such policy after going public without shareholder approval or engagement, unless the company is a Delaware corporation.

Virtual General Shareholder Meetings

In certain markets, by-law changes have taken place to allow a company to hold virtual or hybrid general shareholder meetings. General shareholder meetings should be fair, constructive and foster dialogue between company management and shareholders.

In principle, we are supportive of proposals allowing shareholder meetings to be convened by electronic means so long as the flexibility in the format of the meetings contributes to enhancing access to the meetings and where shareholder participation rights are protected, regardless of whether physical or virtual.

8.	Capital Structure

Common-Stock Authorization

Review proposals to increase the number of shares of common stock authorized for issue on a case-by-case basis.

Vote against proposals to increase the number of authorized shares of a class of stock that has superior voting rights in companies that have a dual-class capital structure.

Stock Distributions: Splits and Dividends

Vote for management proposals to increase common- share authorization for a stock split, provided that the increase in authorized shares would not result in an excessive number of shares available for issuance given a company’s industry and performance as measured by total shareholder returns.

Reverse Stock Splits

Vote for management proposals to implement a reverse stock split that also reduces the number of authorized common shares to a level where the number of shares available for issuance is not excessive given a company’s industry and performance in terms of shareholder returns. Vote case-by-case on proposals to implement a reverse stock split that does not proportionately reduce the number of shares authorized for issue.

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Blank-Check Preferred Authorization

Vote against proposals authorizing the creation of new classes of preferred stock with unspecified voting, conversion, dividend distribution and other rights (“blank check” preferred stock).

Vote for proposals to create “blank check” preferred stock in cases when the company expressly states that the stock will not be used as a takeover device.

Vote against such proposals unless they explicitly state that the preferred stock cannot be used as an anti- takeover mechanism or prevent a change in control or mergers and acquisitions.

Vote for proposals to authorize preferred stock in cases where the company specifies voting, dividend, conversion and other rights of such stock and the terms of the preferred stock appear reasonable.

Vote case-by-case on proposals to increase the number of blank-check preferred shares after analyzing the number of preferred shares available for issue given a company’s industry and performance as measured by total shareholder returns.

Shareholder Proposals Regarding Blank-Check Preferred Stock

Vote for shareholder proposals to have blank-check preferred stock placements, other than those shares issued for the purpose of raising capital or making acquisitions in the normal course of business, submitted for shareholder ratification.

Adjustments to Par Value of Common Stock

Vote for management proposals to reduce the par value of common stock. The purpose of par value is to establish the maximum responsibility of a shareholder in the event that a company becomes insolvent.

Restructurings/Recapitalizations

Review proposals to increase common and/or preferred shares and to issue shares as part of a debt restructuring plan or if the company is in danger of being delisted on a case-by-case basis. Consider the following issues:

Dilution: How much will the ownership interest of existing shareholders be reduced, and how extreme will dilution to any future earnings be?

Change in Control: Will the transaction result in a change in control of the company?

Bankruptcy: Generally, approve proposals that facilitate debt restructurings unless there are clear signs of self- dealing or other abuses.

Share Repurchase Plans

Vote for management proposals to institute open- market share repurchase plans in which all shareholders may participate on equal terms.

Targeted Share Placements

These shareholder proposals ask companies to seek stockholder approval before placing 10% or more of their voting stock with a single investor. The proposals are in reaction to the placement by various companies of a large block of their voting stock in an employee stock ownership plan, parent capital fund or with a single friendly investor, with the aim of protecting themselves against a hostile tender offer. These proposals are voted on a case-by-case basis after reviewing the individual situation of the company receiving the proposal.

9.	Executive and Director Compensation

Stock-Based Incentive Plans

Votes with respect to stock-based incentive plans are determined on a case-by-case basis. The analysis of compensation plans focuses primarily on the transfer of shareholder wealth (the dollar cost of pay plans to shareholders), as well as the plan features and grant practices, relative to relevant industry and peer companies.

We consider the “burn rate” a critical metric that measures the rate at which the company is diluting its existing shareholders by issuing new equity or related securities under the incentive plan. We may vote against an equity plan where such issuance is excessive relative to relevant industry and peer companies. Mitigating factors may include, among other factors, the equity plan distribution throughout the wider employee base or, liquidity concerns. We will generally support stock based plans that grant stock-based incentives at a burn rate lower than a benchmark “burn” rate relative to relevant industry and peer companies.

In addition to stock-based compensation cost, we assess the structure of the equity plan. We generally oppose equity plans where the exercise price of options is at a discount to the market value on the grant date.

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We generally oppose the re-pricing of “underwater options” (where current market price is below exercise price).

Mitigating factors could include, under limited circumstances, option exchange where underwater options are canceled for new options or equity awards on a “value-for-value” basis, or a “premium approach” where options are subject to a higher exercise price than the market value on effective date of the repricing, and a new vesting schedule that is longer than the original vesting schedule. We expect any such options exchanges to be put to a binding shareholder vote.

We generally oppose automatic increases in shares available for grant on a regular basis (“evergreen provision”).

Performance Share Units

Performance share units (“PSUs”) are an incentive- based form of stock compensation paid to executives if targets against certain metrics are met or exceeded. These PSUs are generally evaluated over longer time frames, typically three years.

When companies choose to use PSUs as a component of executive compensation, we expect: 1) companies to disclose the metrics that will determine the payout of PSUs, though companies may choose not to disclose targets prospectively; and 2) disclosure of how PSUs have paid out, the metrics and targets they were based upon and actual performance versus these targets.

We will generally vote against executive compensation (management Say-on-Pay proposals) where PSU metrics are not disclosed or without adequate disclosure of how PSUs paid out.

Generally, vote against compensation where PSU metrics and/or targets are changed mid-cycle without adequate disclosure and rationale supporting such change.

Additionally, we may vote against compensation where performance targets are not rigorous in our view or where PSUs have paid out significantly higher than what we believe is warranted by management performance.

Approval of Cash or Cash-and-Stock Bonus Plans

Vote for cash or cash-and-stock bonus plans to exempt the compensation from limits on deductibility under the provisions of Section 162(m) of the Internal Revenue Code.

Shareholder Proposals to Limit Executive and Director Pay

Generally, vote for shareholder proposals that seek additional disclosure of executive and director pay information.

Review on a case-by-case basis all other shareholder proposals that seek to limit executive and director pay. Review on a case-by-case basis shareholder proposals for performance pay such as indexed or premium- priced options if a company has a history of oversized awards and one-, two- and three-year returns below its peer group.

Say on Pay – Advisory Vote

Generally, review on a case-by-case basis executive pay and practices as well as certain aspects of outside director compensation.

We will generally vote against a plan and/or withhold our vote from members of the compensation committee, when there is a disconnect between the chief executive officer’s pay and performance (an increase in pay and a decrease in performance). Specifically, if the company has significantly underperformed over the long term and its chief executive officer also had an increase in total direct or targeted compensation from the prior year, it would signify a disconnect in pay and performance. Generally, vote against a management proposal on executive compensation when there is a significant increase in target compensation despite long-term underperformance.

Where the company received 60% or less support on its previous Say-on-Pay proposal, withhold votes for the compensation committee and/or vote against the current Say-on-Pay proposal unless the company has demonstrated active engagement with shareholders to address the issue as well as the specific actions taken to address the low level of support. Where executive compensation seems excessive relative to peers and is not supported by long-term performance, or where we believe performance metrics and targets used to determine executive compensation are not aligned with long-term shareholder value, withhold our vote from select members of the compensation committee.

In the case of externally managed real estate investment trusts, generally vote against the advisory vote as there is a lack of transparency in both compensation structure and payout.

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Say on Pay – Frequency

We will review compensation versus long-term performance on an annual basis.

Golden and Tin Parachutes

Review on a case-by-case basis all proposals to ratify or cancel golden or tin parachutes. Favor golden parachutes that limit payouts to less than three times salary plus guaranteed retirement and target bonus.

Change-in-control payments should only be made when there is a significant change in the company ownership structure and when there is a loss of employment or substantial change in job duties associated with the change in company ownership structure (“double trigger”). Change-in-control provisions should exclude excise tax gross-up and eliminate the acceleration of vesting of equity awards upon a change in control unless provided under a double-trigger scenario.

Generally, vote case-by-case for proposals calling companies to adopt a policy of obtaining shareholder approval for any future agreements and corporate policies that could oblige the company to make payments or awards following the death of a senior executive in the form of unearned salary or bonuses, accelerated vesting or the continuation in force of unvested equity grants, perquisites and other payments or awards made in lieu of compensation. This would not apply to any benefit programs or equity plan proposals for which the broad-based employee population is eligible.

401(k) Employee Benefit Plans

Vote for proposals to implement a 401(k) savings plan for employees.

Employee Stock Purchase Plans

Vote for qualified employee stock purchase plans with the following features: the purchase price is at least 85% of fair market value; the offering period is 27 months or less; and potential voting power dilution (shares allocated to the plan as a percentage of outstanding shares) is 10% or less. Vote for non-qualified employee stock purchase plans with the following features: broad-based participation (i.e., all employees of the company with the exclusion of individuals with 5% or more of beneficial ownership of the company); limits on employee contribution, which may be a fixed dollar amount or expressed as a percentage of base salary; company matching contribution up to 25% of the employee’s contribution, which is effectively a discount of 20% from market value; and no discount on the stock price on the date of purchase since there is a company matching contribution.

Option Expensing

Generally, vote for shareholder proposals to expense fixed-price options.

Option Repricing

In most cases, we take a negative view of option repricings and will, therefore, generally vote against such proposals. We do, however, consider the granting of new options to be an acceptable alternative and will generally support such proposals, provided such options are valued appropriately.

Stock Holding Periods

Generally vote against all proposals requiring executives to hold the stock received upon option exercise for a specific period of time.

Transferable Stock Options

Review on a case-by-case basis proposals to grant transferable stock options or otherwise permit the transfer of outstanding stock options, including cost of proposal and alignment with shareholder interests.

Recoup Bonuses

1.

Vote for shareholder proposals to recoup unearned incentive bonuses or other incentive payments made to senior executives if it is later determined that fraud, misconduct or negligence significantly contributed to a restatement of financial results that led to the awarding of unearned incentive compensation.

2.

Vote for shareholder proposals to recoup incentive payments if it is determined that the individual engaged in misconduct or poor performance prior to payment of the award or bonus and that such award or bonus would not have been paid, in whole or in part, had the misconduct or poor performance been known prior to payment.

Two-Tiered Compensation

Vote against proposals to adopt a two-tiered compensation structure for board directors.

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Use of Non-GAAP Measures

We expect the annual proxy statement to provide a reconciliation between adjusted results and generally accepted accounting principles results for any metric that is used for evaluating corporate performance, such as annual incentive performance or PSUs.

We will evaluate on a case-by-case basis instances where adjusted results include items that do not appear to be one-time in nature or where expenses appear unjustifiably excluded from adjusted results.

We may vote against executive compensation where such accounting adjustments fail to hold management accountable where we believe it would be appropriate.

10.	Incorporation

Reincorporation outside the United States

Review on a case-by-case basis proposals to reincorporate the company outside of the US.

Voting on State Takeover Statutes

Review on a case-by-case basis proposals to opt in or out of state takeover statutes (including control share acquisition statutes, control share cash-out statutes, freeze-out provisions, fair price provisions, stakeholder laws, poison pill endorsements, severance pay and labor contract provisions, anti-greenmail provisions and disgorgement provisions).

Voting on Reincorporation Proposals

Proposals to change a company’s state of incorporation should be examined on a case-by-case basis. Review management’s rationale for the proposal, changes to the charter/by-laws and differences in the state laws governing the companies.

11.	Mergers and Corporate Restructurings

Mergers and Acquisitions

Votes on mergers and acquisitions should be considered on a case-by-case basis, taking into account factors including the following: anticipated financial and operating benefits; offer price (cost versus premium); prospects of the combined companies; how the deal was negotiated; and changes in corporate governance and their impact on shareholder rights.

Non-Financial Effects of a Merger or Acquisition

Some companies have proposed a charter provision that specifies that the board of directors may examine the non-financial effect of a merger or acquisition on the company. This provision would allow the board to evaluate the impact a proposed change in control would have on employees, host communities, suppliers and/or others. We generally vote against proposals to adopt such charter provisions. We feel it is the directors’ fiduciary duty to base decisions solely on the financial interests of the shareholders.

Corporate Restructuring

Votes on corporate restructuring proposals, including minority squeeze-outs, leveraged buyouts, “going private” proposals, spin-offs, liquidations and asset sales, should be considered on a case-by-case basis.

Spin-offs

Votes on spin-offs should be considered on a case- by-case basis depending on the tax and regulatory advantages, planned use of sale proceeds, market focus and managerial incentives.

Asset Sales

Votes on asset sales should be made on a case-by- case basis after considering the impact on the balance sheet/ working capital, value received for the asset and potential elimination of diseconomies.

Liquidations

Votes on liquidations should be made on a case-by- case basis after reviewing management’s efforts to pursue other alternatives, appraisal value of assets and the compensation plan for executives managing the liquidation.

Appraisal Rights

Vote for proposals to restore, or provide shareholders with, rights of appraisal. Rights of appraisal provide shareholders who are not satisfied with the terms of certain corporate transactions the right to demand a judicial review in order to determine a fair value for their shares.

Changing Corporate Name

Vote for changing the corporate name.

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12.	Social and Environmental Issues

We believe that a company’s environmental policies may have a long-term impact on the company’s financial performance. We believe that good corporate governance policies should consider the impact of company operations on the environment and the cost of compliance with laws and regulations relating to environmental matters, physical damage to the environment (including the costs of clean-ups and repairs), consumer preferences and capital investments related to climate change. Furthermore, we believe that corporate shareholders have a legitimate need for information to enable them to evaluate the potential risks and opportunities that climate change and other environmental matters pose to the company’s operations, sales and capital investments. We acknowledge that many companies disclose their practices relating to social and environmental issues and that disclosure is improving over time. We generally encourage a level of reporting that is not unduly costly or burdensome and that does not place the company at a competitive disadvantage but that provides meaningful information to enable shareholders to evaluate the impact of the company’s environmental policies and practices on its financial performance.

With regard to social issues, among other factors, we consider the company’s labor practices, supply chain, how the company supports and monitors those issues, what types of disclosure the company and its peers currently provide and whether the proposal would result in a competitive disadvantage for the company.

In evaluating how to vote environmental proposals, considerations may include, but are not limited to, the following:

Issuer Considerations

•	asset profile of the company, including whether it is exposed to potentially declining demand for the company’s products or services due to environmental considerations;

•	capital deployment of the company;

•	cost structure of the company, including its position on the cost curve, expected impact of future carbon tax and exposure to high fixed operating costs;

•	corporate behavior of the company, including whether senior management is incentivized for long- term returns;

•	demonstrated capabilities of the company, its strategic planning process and past performance;

•	current level of disclosure of the company and consistency of disclosure across its industry; and

•	whether the company incorporates environmental or social issues in a risk assessment or risk reporting framework.

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Proposal Considerations

•	Would adoption of the proposal inform and educate shareholders and have companies that adopted the proposal provided insightful and meaningful information that would allow shareholders to evaluate the long-term risks and performance of the company?

•	Does the proposal require disclosure that is already addressed by existing and proposed mandated regulatory requirements or formal guidance at the local, state or national level or the company’s existing disclosure practices?

•	Does the proposal create the potential for unintended consequences, such as a competitive disadvantage?

In general, we support management disclosure practices that are overall consistent with the goals and objectives expressed above. Proposals with respect to companies that have been involved in controversies, fines or litigation are expected to be subject to heightened review and consideration.

Vote against the chair of the committee responsible for providing oversight of environmental matters and/or risk where we believe the company is lagging peers in terms of disclosure, business practices or targets. Vote against committee members, the lead independent director and/or board chair for companies that have lagged over several years.

An engaged and diverse employee base is integral to a company’s ability to innovate, respond to a diverse customer base and engage with diverse communities in which the company operates, thus delivering shareholder returns. JPMAM will generally support shareholder resolutions seeking the company to disclose data on workforce demographics, including diversity, and release of EEO-1 or comparable data, where such disclosure is deemed inadequate.

We expect engaged boards to provide oversight of human capital management (“HCM”), that is, a company’s management of its workforce, including human resources policies (including code of conduct), use of full-time versus part-time employees, workforce cost, employee engagement and turnover, talent development, retention and training, compliance record, and health and safety. JPMAM will vote case-by-case on shareholder resolutions seeking disclosure of HCM. JPMAM will generally vote against shareholder proposals seeking HCM information that is considered confidential or sensitive information by the board.

Military Business

Vote case-by-case on defense issue proposals. Vote case-by-case on disclosure reports that seek additional information on military-related operations.

International Labour Organization Code of Conduct

Vote case-by-case on proposals to endorse the International Labour Organization’s codes of conduct.

Vote case-by-case on disclosure reports that seek additional information on company activities in this area.

Promote Human Rights

Vote case-by-case on proposals to promote human rights. Vote case-by-case on disclosure reports that seek additional information on company activities regarding human rights.

Equal Employment Opportunity and Discrimination

Vote case-by-case on proposals regarding equal employment opportunities and discrimination.

Vote case-by-case on disclosure reports that seek additional information about affirmative action efforts, particularly when it appears that companies have been unresponsive to shareholder requests.

Animal Rights

Vote case-by-case on proposals that deal with animal rights.

Product Integrity and Marketing

Vote case-by-case on proposals that ask companies to end their production of legal, but socially questionable, products.

Vote case-by-case on disclosure reports that seek additional information regarding product integrity and marketing issues.

Vote case-by-case on resolutions requesting the disclosure and implementation of internet privacy and censorship policies and procedures.

Vote case-by-case on proposals requesting the company to report on its policies, initiatives/ procedures and oversight mechanisms related to toxic materials, including certain product-line toxicities, and/ or product safety in its supply chain.

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Human Resources Issues

Vote case-by-case on proposals regarding human resources issues.

Vote case-by-case on disclosure reports that seek additional information regarding human resources issues.

Link Executive Pay with Social and/or Environmental Criteria

Vote case-by-case on proposals to link executive pay with the attainment of certain social and/or environmental criteria.

Vote case-by-case on disclosure reports that seek additional information regarding this issue.

High-Risk Markets

Vote case-by-case on requests for the company to review and report on the financial and reputation risks associated with operations in “high-risk” markets, such as a terrorism-sponsoring state or otherwise.

Political Contribution

Generally, vote against proposals asking the company to affirm political non-partisanship in the workplace. Vote against proposals to publish the company’s political contributions, taking into consideration recent, significant controversies, fines or litigation regarding the company’s political contributions or trade- association spending.

Climate Risk

Many economies are responding to climate change with regulations as well as policies to drive decarbonization. In our view, climate change has become a material risk to the strategy and financial performance of many companies. JPMAM may vote against directors serving on relevant committees of companies that, in our opinion, face material climate-related transition or asset risks, where climate disclosures are not available or where we believe such disclosures are not meaningful. JPMAM may also vote for shareholder resolutions requesting such information where the company has not provided such disclosure.

To provide shareholders with meaningful disclosures on how the company is addressing risks related to climate change:

•	We encourage disclosures aligned with the reporting framework developed by the Task Force on Climate-related Financial Disclosures (“TCFD”) addressing all the four pillars of the TCFD – (i) governance, (ii) strategy, (iii) risk management and (iv) metrics and targets related to any performance indicators used to manage such risks. The TCFD report (or equivalent) should address whether decarbonization of the company’s operations or its supply chain is a material part of its strategy to mitigate climate change risks, including transition risks to the company, and, if so, provide a narrative on how the company plans to do so and over what time frame.

•	For industries where we believe climate change risks pose material financial risks, we encourage comprehensive TCFD reporting (or equivalent), including scenario analysis to help us understand the resilience of a company’s strategy. While we recognize that some disclosures related to scenario analysis, especially granular data at the asset level, may involve sensitive information that companies will not disclose if such disclosures could harm the company, we expect the company to provide its conclusions from these analyses as they pertain to the resilience of the company’s strategy.

•	We encourage disclosures of Scope 1 and 2 greenhouse gas emission targets where decarbonization of a company’s operations and purchased energy has been identified by the company as a key part of company’s strategy to manage climate change risks.

•	We note many companies have chosen to set long- term net-zero targets. In order for us to evaluate the long-term credibility of transition plans, where such long-term targets are set, we encourage the company to disclose the scope of emissions included in such targets. We recognize the many challenges associated with reporting Scope 3 emissions. While we understand the limitations associated with reporting Scope 3 emissions, we would expect companies that have included such emissions in their net-zero targets to disclose their Scope 3 emissions. We also encourage disclosures of interim emission-reduction targets where the company has set long-term net-zero targets.

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•	We encourage disclosure on past performance against emission-reduction goals and a forward- looking strategy to achieve emission-reduction goals, including use of offsets and corporate transactions.

The board of directors is critical in formulating and executing company strategy. While we do not support the use of shareholder proposals to diminish the authority of the board, if the board recommends a vote against a climate-related shareholder proposal, we expect boards to clearly articulate the rationale supporting their recommendation. The board’s response should clearly explain why implementation of disclosures or actions requested by the shareholder proposal would be detrimental to shareholder value.

Foreign Proxies

Responsibility for voting non-US proxies rests with our Proxy Voting Committees located in London, Tokyo and Hong Kong. The Proxy Committee is composed of senior analysts and portfolio managers and officers of the legal and compliance department.

Pre-Solicitation Contact

From time to time, companies will seek to contact analysts, portfolio managers and others in advance of the formal proxy solicitation to solicit support for certain contemplated proposals. Such contact can potentially result in the recipient receiving material non-public information and result in the imposition of trading restrictions. Accordingly, pre-solicitation contact should occur only under very limited circumstances and only in accordance with the terms set forth herein.

What is Material Non-Public information?

The definition of material non-public information is highly subjective. The general test, however, is whether or not such information would reasonably affect an investor’s decision to buy, sell or hold securities, or whether it would be likely to have a significant market impact. Examples of such information include, but are not limited to:

•	a pending acquisition or sale of a substantial business;

•	financial results that are better or worse than recent trends would lead one to expect;

•	major management changes;

•	an increase or decrease in dividends; calls or redemptions or other purchases of its securities by the company;
•	a stock split, dividend or other recapitalization; or

•	financial projections prepared by the company or the company’s representatives.

What is Pre-Solicitation Contact?

Pre-solicitation contact is any communication, whether oral or written, formal or informal, with the company or a representative of the company regarding proxy proposals prior to publication of the official proxy-solicitation materials. This contact can range from simply polling investors as to their reaction to a broad topic, e.g., “How do you feel about dual classes of stock?” to very specific inquiries, e.g., “Here’s a term sheet for our restructuring. Will you vote to approve this?”.

Determining the appropriateness of the contact is a factual inquiry that must be determined on a case-by-case basis. For instance, it might be acceptable for us to provide companies with our general approach to certain issues. Promising our vote, however, is prohibited under all circumstances. In the event that you are contacted in advance of the publication of proxy-solicitation materials, please notify the Proxy Administrator immediately. The company or its representative should be instructed that all further contact should be with the Proxy Administrator. The Proxy Administrator will make the determination to contact the legal/compliance departments if needed.

It is also critical to keep in mind that as a fiduciary, we exercise our proxies solely in the best interests of our clients. Outside influences, including those from within JPMorgan Chase, should not interfere in any way in our decision-making process. Any calls of this nature should be escalated by the Proxy Administrator to the legal/ compliance department.

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II. Proxy Voting Guidelines	continued

B.	Europe, Middle East, Africa, Central America and South America

I.	Policy

Corporate governance addresses the agency problems that are induced by the separation of ownership and control in the modern corporation.

J.P. Morgan Asset Management (“JPMAM”) is committed to delivering superior investment performance to its clients worldwide. We believe that one of the drivers of investment performance is an assessment of the corporate governance principles and practices of the companies in which we invest our clients’ assets, and we expect those companies to demonstrate high standards of governance in the management of their business at all times.

We have set out herein the principles that provide the framework for our corporate governance and proxy voting activity. Although these apply primarily to the UK and Europe and therefore principally concern accounts managed from the London office, our colleagues in New York, Tokyo and Hong Kong have similar guidelines, consistent with law and best practice in these different locations. Full details are available on request.

Our UK guidelines (“Guidelines”) are based on the revised UK Corporate Governance Code. Any company complying with its provisions can usually expect JPMAM to support its corporate governance policies. JPMAM works closely with the UK Financial Reporting Council (“FRC”) and the Investment Association, and we abide by these organisations’ corporate governance principles and also take their guidance into account when implementing our policy.

If a company chooses to deviate from the provisions of the UK Corporate Governance Code, we will give the explanations due consideration and take them into account as appropriate, based on our overall assessment of the standards of corporate governance evidenced at the company. For Continental European markets, we expect companies to comply with local corporate governance codes, where they exist. We fully recognise that, in certain European markets, there are areas where local law or practice prescribes differing structures or processes to those found in the UK, which must be taken into account. In markets where a comparable standard does not exist, we will use our own Guidelines as the primary basis for our voting and corporate governance activity while taking local market practice into consideration where applicable.

In our view, our Guidelines meet with the requirements of the US Department of Labor recommendations as they apply to ERISA accounts and US mutual funds.

Europe, Middle East, Africa, Central America and South America contents:

I.	Policy	25

II.	Voting Guidelines	27

1.	Reports & Accounts	27

2.	Dividends	27

3.	Board Of Directors	28

4.	Compensation	30

5.	Auditors	32

6.	Issue of Capital	33

7.	Mergers/Acquisitions	33

8.	Related-Party Transactions	33

9.	Voting Rights	34

10. Others		34

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Voting

JPMAM manages the voting rights of the shares entrusted to it as it would manage any other asset (although it should be noted that not all of our clients delegate voting authority to us. Some do not authorise us to vote, or delegate voting to a third party). It is the policy of JPMAM to vote shares held in its clients’ portfolios in a prudent and diligent manner, based exclusively on our reasonable judgement of what will best serve the financial interests of the beneficial owners of the security. So far as is practicable, we will vote at all of the meetings called by companies in which we are invested.

Certain markets require that shares being tendered for voting purposes are temporarily immobilised from trading until after the shareholder meeting has taken place. Other markets require a local representative to be hired in order to attend the meeting and vote in person on our behalf, empowered with power- of-attorney documentation, which can represent a considerable cost to clients. Elsewhere, notably emerging markets, it may not always be possible to obtain sufficient information to make an informed decision in good time to vote, or there may be specific financial risks where, for example, voting can preclude participating in certain types of corporate action. In these instances, it may sometimes be in our clients’ best interests to intentionally refrain from voting in certain overseas markets from time to time.

As our Guidelines are primarily targeted at companies listed on main stock exchanges, it is sometimes difficult for smaller companies to apply the same corporate governance rules, and we will look at any issues for such companies on a case-by-case basis. We would, however, encourage them to apply the highest possible standards of governance.

Proxy Committee

To oversee the proxy voting process on an ongoing basis, a Proxy Committee has been established for each global location where proxy voting decisions are made. Each Proxy Committee is composed of a Proxy Administrator (as defined below) and senior officers from among the investment, legal, compliance, and risk management departments. The primary functions of each Proxy Committee include: (1) reviewing and approving the Guidelines annually; (2) providing advice and recommendations on general proxy voting matters as well as on specific voting issues to be implemented by the relevant JPMAM Entity; and (3) determining the independence of any third-party vendor to which it has delegated proxy voting responsibilities (such as, for example, delegation when JPMAM has identified it has a material conflict of interest) and to conclude that there are no conflicts of interest that would prevent such vendor from providing such proxy voting services prior to delegating proxy responsibilities. The Proxy Committee may delegate certain of its responsibilities to subgroups composed of at least three Proxy Committee members.

The Proxy Committee meets at least quarterly, or more frequently, as circumstances dictate. The global head of stewardship is a member of each regional committee and, working with the regional Proxy Administrators, is charged with overall responsibility for JPMAM’s approach to governance issues including proxy voting worldwide and coordinating regional proxy voting guidelines in accordance with applicable regulations and best practices. The Proxy Committees escalate to the AM Business Control Committee and/or the AM Bank Fiduciary Committee any issues and errors for escalation, while strategy-related matters for escalation will be escalated to the Sustainable Investing Oversight Committee.

Stewardship and Engagement

As long-term owners, we regard regular, systematic and direct contact with senior company management, both executive and non-executive, as important. For UK and European companies in particular, investment stewardship specialists routinely attend scheduled one-to-one meetings alongside analysts and portfolio managers, as well as convene dedicated meetings as required in order to debate areas of concern.

JPMAM is a signatory to the UK Stewardship Code 2020, and we believe that our existing stewardship policies meet the standards required under it. Please see the UK Stewardship Code Signatories here.

Finally, it should be pointed out that this document is intended as an overview only. Specific issues should always be directed to your account administrator or portfolio manager, or the J.P. Morgan investment stewardship team.

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II.	Voting Guidelines

1.	Reports and Accounts

Annual Report

Reports and accounts should be both detailed and transparent and should be submitted to shareholders for approval. They should meet accepted reporting standards, such as those prescribed by the International Accounting Standards Board (“IASB”) and should be in keeping with the spirit and the letter of those reporting standards. We agree with the UK Corporate Governance Code that the company’s annual report and accounts, when taken as a whole, should be fair, balanced and understandable, a primary outcome of which is for the narrative sections of the annual report to better reflect the company’s position, performance and prospects.

The annual report should include a statement of compliance with relevant codes of best practice, in markets where they exist, together with detailed explanations regarding any area of non-compliance. Legal disclosure varies from market to market. If, in our opinion, a company’s standards of disclosure (while meeting minimum legal requirements) are insufficient in any particular area, we will inform company management of our concerns. Depending on the circumstances, we will either abstain or vote against the resolution concerned. Similar consideration would relate to the use of inappropriate accounting methods.

Remuneration Report

The remuneration policy as it relates to senior management should ideally be presented to shareholders as a separate voting item. We would expect the report to contain full details of all aspects of individual directors’ emoluments. We will endeavour to engage with the company or seek an explanation regarding any areas of remuneration that fall outside our Guidelines, and we will abstain or vote against the remuneration report and, if appropriate, members of the remuneration committee, if we feel that explanation is insufficient. Any material changes to compensation arrangements should be put to shareholders for approval.

Under the requirements of the Shareholder Rights Directive II and best practice under the European Commission’s guidelines, companies are asked to provide disclosure on amounts paid to executives and alignment between company performance and payout to executives. Companies should provide disclosure of variable incentive targets, levels of achievement and performance awards made after the performance period. Companies should clearly outline discretionary authority by the board or remuneration committee to adjust pay outcomes.

We encourage companies to provide information on the ratio of chief executive officer pay to median employee pay and explain the reasons for changes to the ratio year on year and how it is consistent with the company’s wider policies on employee pay, reward and progression. Companies should also have regard to gender pay gaps (if any) and indicate to shareholders how the issue is to be addressed.

Several markets worldwide now have a binding vote on remuneration policy. In our view, remuneration policies should stand the test of time and should not need amendment on an annual or biennial basis. We would therefore expect votes on remuneration policies to occur normally every third year, the maximum allowed under the regulations, and will regard it as concerning where companies feel the need to bring proposed changes to shareholders more frequently than this.

Similarly, reporting under the new regulations should not necessarily lead to an increase in the volume of data provided. Investors expect clear and concise reports that are effective at communicating how executive pay is linked to delivery of the company’s strategy in the long term.

2.	Dividends

Proposals for the payment of dividends should be presented to shareholders for approval and should be fully disclosed in advance of the meeting. We will vote against dividend proposals if we deem the payout ratio to be too low or if the earnings and cash cover are inadequate and payment of the proposed dividend would prejudice the solvency or future prospects of the company.

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3.	Board of Directors

Board Structure

Companies should be controlled by an effective board, with an appropriate balance of executive and non- executive directors, such that no single stakeholder or group of stakeholders has a disproportionate or undue level of influence. JPMAM is generally in favour of unitary boards of the type found in the UK, as opposed to tiered board structures. We find that unitary boards offer flexibility, while, with a tiered structure, there is a risk of upper-tier directors becoming remote from the business while lower-tier directors become deprived of contact with outsiders of wider experience. No director should be excluded from the requirement to submit him/herself for re-election on a regular basis.

In our view, the board has a vital role to play in shaping and embedding a healthy corporate culture. The values and standards of behaviour set by the board are an important influence on culture within the organisation, and we believe there are strong links between governance and establishing a culture that supports long-term success. In our view, there is a role for the board in establishing and promoting the culture, values and ethics of the company and in setting the ‘tone from the top’. We agree with the FRC that a company’s culture should promote integrity and openness, value diversity and be responsive to the views of shareholders and wider stakeholders.

Board Independence

JPMAM believes that a strong independent element to a board is essential to the effective running of a company.

The calibre and number of non-executive directors on a board should be such that their views will carry significant weight in the board’s decisions.

JPMAM believes that the majority of a board should be independent, especially if the company has a joint chairman/chief executive officer. JPMAM will use its voting powers to encourage appropriate levels of board independence while taking into account local market practice.

In order to help assess their contribution to the company, the time spent by each non-executive director should be disclosed to shareholders, as well as their attendance at board and committee meetings. Boards should also create and maintain a formal succession plan to ensure orderly refreshment of the board and minimise overdependence on any certain individual.

Chairman

Boards should be headed by an effective chairman who is independent on appointment and who meets the same ongoing independence criteria, including tenure, as other non-executive directors. There should be a clear division of responsibilities at the head of a company, such that no one individual has unfettered powers of decision. JPMAM believes that the roles of chairman and chief executive officer should normally be separate and will generally vote against combined posts.

Board Size

Board size should be appropriate to the size and complexity of the company. JPMAM will exercise its voting powers in favour of reducing excessively large boards wherever possible. Boards with more than 15 directors are usually deemed excessively large, whereas less than five directors may be too small to provide sufficient levels of independence for key committees.

Board Diversity

JPMAM is committed to supporting inclusive organisations where everyone can succeed on merit, regardless of gender, sexual orientation, disability or ethnic and religious background as an important part of contributing to long-term shareholder value. Recruiting individuals with unique skills, experiences and diverse backgrounds is a fundamental part of strengthening a business, further developing sound governance and risk oversight and is an important consideration when searching for new board members. As with all proxy votes, we seek to vote in our clients’ best interests to enhance long-term shareholder value. Although we do not endorse quotas, we expect boards to have a strategy to improve female representation in particular. To this end, we generally support the target of one-third of board positions being held by women, as recommended by the UK Government’s Women on Boards Report, the Davies Review and the FTSE Women Leaders Review (formerly the Hampton- Alexander Review). We also recognise that investee companies should provide clear disclosure within their financial reports on how they intend to increase female representation beyond 30%. Investee companies should provide appropriate information explaining how they consider diversity in its widest sense at both board and executive level and throughout the broader business.

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We will utilise our voting power to bring about change where companies are lagging, as well as engage with nominations committees where appropriate. We will monitor changes of UK boards, in support of the Parker Review, in increasing ethnic diversity, and ask for transparency and disclosure of progress made.

We also expect companies to produce a gender pay gap report and encourage companies to voluntarily produce an ethnicity pay gap report where data is available.

More broadly we expect no single-gender boards and a minimum of 30% female representation, or adherence to the local market best practice, whichever is more stringent on diverse membership of underrepresented members.

Board Committees

Boards should delegate key oversight functions, such as responsibility for audit, nominations and remuneration issues, to independent committees. The chairman and members of any committee should be clearly identified in the annual report.

Any committee should have the authority to engage independent advisers where appropriate at the company’s expense.

Audit committees should consist solely of non- executive directors who are independent of management. The committee should include at least one person with appropriate financial qualifications, but committee members should all undergo appropriate training that provides and maintains a reasonable degree of financial literacy. Formal arrangements should be in place for the committee to hold regular meetings with external auditors without executive or staff presence, and they should have an explicit right of unrestricted access to company documents and information.

Nomination committees should be majority independent and have an independent chair. The responsibilities of the committee should include assessing the skills, diversity and competencies of directors to ensure that the board has an appropriate range of expertise. The committee should also manage the process for formally evaluating the performance of the board, its committees and directors, reporting on this process to shareholders in the annual report, as well as maintaining formal and transparent arrangements for succession planning for the board and senior executives.

Remuneration committees should be majority independent and have an independent chair.

The responsibilities of the committee should include reviewing and recommending policies relating to remuneration, retention and termination of senior executives, ensuring that, through these policies, executives are properly motivated to drive the long- term success of the company, and that incentives are appropriately aligned, and overseeing the remuneration framework for non-executive directors. The remuneration committee should be ready to engage with and, where necessary, receive feedback from, relevant stakeholders including large institutional shareholders and the wider workforce.

Boards of banks, or other large or complex companies, should establish a risk committee to provide independent oversight and advice to the board on the current risk exposures of the entity and future risk strategy in order to manage these issues effectively within their business. These bodies should give a summary of their activities in the annual report.

Director Independence

A director will generally be deemed to be independent if he or she has no significant financial, familial or other ties with the company that might pose a conflict and has not been employed in an executive capacity by the company for at least the previous 10 years.

A non-executive director who has served more than three terms (or 10 years) in the same capacity can no longer normally be deemed to be independent.

Directors staying on beyond this duration would require the fullest explanation to shareholders, and we would expect such directors to offer themselves for re-election annually.

In determining our vote, we will always consider independence issues on a case-by-case basis, taking into account any exceptional individual circumstances, together with local markets’ differing attitudes to director independence.

Directors’ Liability

In certain markets, this proposal asks shareholders to give blanket discharge from responsibility for all decisions made during the previous financial year. Depending on the market, this resolution may or may not be legally binding and may not release the board from its legal responsibility.

JPMAM will usually vote against discharging the board from responsibility in cases of pending litigation, or if there is evidence of wrongdoing for which the board must be held accountable.

Companies may arrange directors’ and officers’ liability insurance to indemnify executives in certain circumstances, such as class-action lawsuits and other litigation. JPMAM generally supports such proposals, although we do not approve of arrangements where

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directors are given 100% indemnification as this could absolve them of responsibility for their actions and encourage them to act recklessly. Such arrangements should not extend to third parties, such as auditors.

Multiple Directorships

Non-executive directors should have sufficient time to meet their board responsibilities. In order to be able to devote sufficient time to his or her duties, we would not normally expect a non-executive director to hold more than three significant directorships at any one time.

For executive directors, only one additional non- executive post would normally be considered appropriate without further explanation.

We agree with the UK Corporate Governance Code that no single individual should chair more than one major listed company.

Investment Trust and Fund Directors

In the UK, the boards of investment trust companies are unusual in being normally composed solely of non- executive directors. JPMAM generally prefers that the majority of such boards (including the chairman) are independent of the management company. We believe this to be appropriate and expect investment trust boards to comply with the Association of Investment Companies Code of Corporate Governance (“AIC Code”).

We note that the AIC Code does not make explicit recommendations on board tenure. We take this into account when assessing director independence, although we agree with the AIC Code that investment trust companies should have a formal policy on tenure and that any director serving beyond three terms should offer themselves for re-election annually.

We also believe that at least half of the board of an investment trust company (including the chairman) should be non-executive directors having served for less than nine years in order to ensure that the board does not become ossified with a large number of long- serving directors.

SICAV and other fund board directors should comply with the Association of the Luxembourg Fund Industry (“ALFI”) Code of Conduct, or equivalent codes where they exist.

4.	Compensation

Directors’ Contracts

JPMAM believes that directors’ contracts should be of one year’s duration or less, and payments on termination should not exceed one year’s fixed compensation. This is accepted market best practice in the UK as well as other major European markets.

Special provisions whereby additional payment becomes due in the event of a change of control are an inappropriate use of shareholder funds and should be discouraged. Market practice regarding the length of directors’ service contracts varies enormously: JPMAM is cognisant that it would be inappropriate to enforce UK standards in some other markets. To this end, JPMAM will take into account local market practice when making judgements in this area. Company chairmen should not normally have executive-style contractual arrangements with the company that include severance terms.

Executive Directors’ Remuneration

Executive remuneration is and will remain a contentious issue, particularly the overall quantum of remuneration.

Policy in this area cannot easily be prescribed by any code or formula to cater for all circumstances and must depend on responsible and well-informed judgement on the part of remuneration committees.

Any remuneration policy should be transparent, simple to understand and fully disclosed to shareholders in a separate remuneration report within the annual report. Compensation should contain both a fixed element, set by reference to the external market but always cognisant of pay within a company’s general workforce, and a variable element, which fully aligns the executive with shareholders and where superior awards can only be achieved by attaining superior performance.

Due consideration should also be given to the effective management of risk within the business. This should be reflected in remuneration arrangements in order to incentivise appropriate behaviours and, more importantly, discourage excessive risk-taking, which may be detrimental to shareholders. Compensation arrangements should provide alignment between managers and shareholders across the cycle, and due consideration should be given to devices such as clawback or bonus/malus arrangements in order to avoid payment for failure. JPMAM will generally vote against shareholder proposals to restrict arbitrarily the compensation of executives or other employees. We feel that the specific amounts and types of employee compensation are within the ordinary business responsibilities of the board and the company management. However, the remuneration of executive directors should be determined by independent remuneration committees and fully disclosed to shareholders. Any stock option plans or long-term incentive plans should meet our guidelines for such plans set forth herein.

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We believe firmly that directors should be encouraged to hold meaningful amounts of company stock, equivalent to at least two years’ salary, which should be maintained for the duration of employment.

Increasingly, we expect directors to maintain a meaningful shareholding in the company for at least one year following their departure. Unvested stock from in-flight incentive plan cycles may count towards this shareholding requirement.

Transaction bonuses, one-off retention awards or other retrospective ex-gratia payments should not be made. Similarly, recruitment awards for incoming executives should be limited to the value of awards forgone and be granted on equivalent terms.

Non-Executive Directors’ Remuneration

JPMAM believes that non-executive directors should be paid, at least in part, in shares of the company wherever possible in order to align their interests with the interests of shareholders. Performance criteria, however, should never be attached. Non-executive directors should not be awarded share options or performance-based share awards.

Fixed Compensation

Executives are entitled to a basic salary set by reference to the external market and in particular benchmarked against the company’s immediate peers. Acknowledging that salary often forms the basis for variable compensation, we believe annual increases in salary should be limited and generally in line with the wider workforce of the company.

Substantial increases in salary should be fully justified to shareholders. We do not approve of large increases in fixed salary as a retention mechanism.

Variable Compensation

We generally prefer any variable compensation arrangement to have a short-term and long-term component. Annual bonuses are now a common feature of compensation packages. We prefer that bonuses be capped at a multiple of salary benchmarked against a company’s sector. In industries that operate an overall bonus pool, we at least expect a cap on the overall potential pool. While we recognise that annual bonus targets are often, though not always, commercially sensitive, we expect a high degree of disclosure on performance metrics (pre-award) and performance against those metrics (post-award).

Payment of bonus for executives should take the form of cash and shares deferred for a defined period of time. Bonus malus and/or clawback are also expected features of any bonus scheme.

For the long-term component, share-based long-term incentive plans and share option schemes should be designed to give directors incentive to perform at the highest levels, and grants under such schemes should be subject to appropriate performance criteria that are challenging and that reflect the company’s long-term strategy and objectives over an appropriate period (at least three years, and preferably five years or more). There should be no award for below-median performance, and awards for at-median performance should be modest. Beneficiaries should be encouraged to retain any resultant shares for a suitable time and should not benefit from free-matching shares for no other reason than a decision to defer compensation already earned. Restricted share awards, which substitute traditional performance criteria in exchange for long-term ownership of company stock, may be appropriate for some companies. Any move to restricted share awards should be fully justified by the remuneration committee. We will also wish to satisfy ourselves that the company has demonstrated historically appropriate levels of remuneration and has established a relationship of trust with shareholders.

If moving from traditional long-term incentives to restricted shares, the remuneration committee should consider the appropriate level of discount to award levels to reflect the certainty of restricted shares.

Restricted shares should, in our view, be retained for a period of time after retirement or departure from the company in order to incentivise executives to ensure an orderly transition.

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We will generally vote against the resetting of performance conditions on existing awards, the cancellation and reissue, retesting or repricing of underwater awards, or the backdating of awards or discounted award grants.

All incentive plans should be clearly explained and fully disclosed to both shareholders and participants and put to shareholders for approval. Furthermore, each director’s awards, awarded or vested, should be detailed, including term, performance conditions, exercise prices (if any) and the market price of the shares at the date of exercise. They should also take into account appropriate levels of dilution. Best practice requires that share options be fully expensed so that shareholders can assess their true cost to the company. The assumptions and methodology behind the expensing calculation should also be explained to shareholders.

In all markets, JPMAM will vote in favour of well- structured schemes with keen incentives and clear and specific performance criteria, which are challenging in nature and fully disclosed to shareholders in advance. We also favour simplicity both in the number of variable incentive schemes and in their structure. We will vote against payments that are excessive, performance criteria that are undemanding or where there is excessive discretion exercised by remuneration committees. We will also oppose incentive arrangements that are not subject to formal caps or appropriate tapering arrangements. We would expect remuneration committees to explain why criteria are considered to be challenging and how they align the interests of shareholders with the interests of the recipients.

Pensions

JPMAM believes that executive pension arrangements should mirror those of the wider workforce, particularly with regard to contribution levels. JPMAM believes it is inappropriate for executives to participate in pension arrangements that are materially different to those of employees (such as receiving a higher contribution or continuing to participate in a final salary arrangement when employees have been transferred to a defined contribution scheme). One-off payments into individual directors’ pension schemes, changes to pension entitlements and waivers concerning early- retirement provisions must be fully disclosed and justified to shareholders.

5.	Auditors

Auditor Independence

Auditors must provide an independent and objective check on the way in which the financial statements have been prepared and presented. JPMAM will vote against the appointment or reappointment of auditors who are not perceived as being independent or where there has been an audit failure. The length of time both the audit company and the audit partner have served in their capacity with a given company may be a factor in determining independence.

Auditor Rotation

In order to safeguard the independence of the audit, companies should rotate their auditor over time.

We agree with the provisions of the UK Competition Commission that companies should put their external audit contract out to competitive tender at least every 10 years.

Auditor Remuneration

Companies should be encouraged to distinguish clearly between audit and non-audit fees. Audit committees should keep under review the non-audit fees paid to the auditor, both in relation to the size of the total audit fee and in relation to the company’s total expenditure on consultancy. A mechanism should be in place to ensure that consultancy work is put out to competitive tender.

We would oppose non-audit fees consistently exceeding audit fees where no explanation was given to shareholders. Audit fees should never be excessive.

Auditor Indemnification

JPMAM is opposed to the use of shareholders’ funds to indemnify auditors.

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6.	Issue of Capital

Issue of Equity

In most countries, company law requires that shareholder approval be obtained in order to increase the authorised share capital of the company. Any new issue of equity should take into account appropriate levels of dilution.

JPMAM believes strongly that any new issue of equity should first be offered to existing shareholders on a pre-emptive basis. Pre-emption rights are a fundamental right of ownership, and we will vote against ‘cash box’ structures or other attempts to suspend, bypass or eliminate pre-emption rights, unless they are for purely technical reasons (e.g., rights offers that may not be legally offered to shareholders in certain jurisdictions). We prefer that these issuances are sought annually, and we generally do not support multi-year capital issuances or shares that are issued at a preferential discount to third parties as part of a related-party transaction.

JPMAM will vote against increases in capital that would allow the company to adopt ‘poison pill’ takeover defence tactics or where the increase in authorised capital would dilute shareholder value in the long term.

Issue of Debt

JPMAM will vote in favour of proposals that will enhance a company’s long-term prospects. We will vote against any uncapped or poorly defined increase in bank borrowing powers or borrowing limits, as well as issuances that would result in the company reaching an unacceptable level of financial leverage, where there is a material reduction in shareholder value or where such borrowing is expressly intended as part of a takeover defence.

Share Repurchase Programmes

JPMAM will vote in favour of share repurchase or buyback programmes where the repurchase would be in the best interests of shareholders and where the company is not thought to be able to use the cash in a more useful way. We will vote against abusive schemes, where shares are repurchased at an inappropriate point in the cycle or when shareholders’ interests could be better served by deployment of the cash for alternative uses.

7.	Mergers/Acquisitions

Mergers and acquisitions are always referred to individual portfolio managers and/or investment analysts for a case-by-case decision, based exclusively on the best economic interests of our clients.

In exceptional circumstances, we will split our vote and vote differently for individual clients depending on the respective desired investment outcomes of our portfolio managers. JPMAM may occasionally split its vote between different client constituents for technical reasons, such as cross-border mergers where certain groups of clients may not be able to hold the resultant stock or to reflect differing portfolio strategies and/or investment outcomes.

As a general rule, JPMAM will favour mergers and acquisitions where the proposed acquisition price represents fair value, where shareholders cannot realise greater value through other means and where all shareholders receive fair and equal treatment under the merger/acquisition terms.

8.	Related-Party Transactions

Related-party transactions (“RPTs”) are common in a number of jurisdictions. These are transactions between a company and its related parties and generally come in two forms: one-off transactions, typically asset purchases or disposals, and recurring transactions occurring during the ordinary course of business, usually in the form of the ongoing sale and purchase of goods and services. According to the materiality and nature of the transaction, the RPT may need to be disclosed and submitted to a shareholder meeting for approval.

Any shareholder who has a material interest in the transaction should abstain from voting on the resolution. If a RPT requires shareholder approval, the company should establish a board committee solely comprising independent directors and appoint an independent adviser to prepare a recommendation to minority shareholders.

We will assess one-off transactions on a case-by- case basis. Where we are convinced by the strategic rationale and the fairness of the transaction terms, we will vote in favour. At the same time, we would expect the independent directors to disclose how they have made their recommendation to minority shareholders so that shareholders can make an informed decision on this transaction.

For recurring transactions, we would expect that details are disclosed in the annual report and that they be subject to shareholders’ approval on a periodic basis. We would expect all such transactions to have been conducted on an arm’s-length basis, on normal commercial terms.

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9.	Voting Rights

JPMAM believes in the fundamental principle of ‘one share, one vote’. Accordingly, we will vote to phase out dual voting rights or classes of share that either confer special voting rights to certain stakeholders or restricted voting rights, and we will oppose attempts to introduce new ones. We are opposed to mechanisms that skew voting rights, such as voting-right limits or cumulative voting; directors should represent all shareholders equally, and voting power should accrue in direct proportion to the shareholder’s equity capital commitment to the company.

Minority shareholders should be protected from abusive actions by, or in the interests of, controlling shareholders, acting either directly or indirectly, and should have effective means of redress. Shareholders should also have the right to formally approve material RPTs at annual general meetings.

While certain fundamental changes to a company’s business, articles of association or share capital should require a supermajority vote, voting on routine business should require a simple majority only (51%). We will generally oppose amendments to require inappropriate supermajority votes or supermajority requirements that are being introduced as a tool to entrench management.

10.	Others

Poison Pills

Poison pills, or shareholder rights plans, are devices designed to defend against a hostile takeover. Typically, they give shareholders of a target company or a friendly third party the right to purchase shares at a substantial discount to market value or shares with special conversion rights in the event of a pre-defined ‘triggering event’ occurring (such as an outsider’s acquisition of a certain percentage of stock).

Corporations may or may not be able to adopt poison pills without shareholder approval, depending on the market.

JPMAM is fundamentally opposed to any artificial barrier to the efficient functioning of markets. The market for corporate control should, ultimately, be for shareholders, not managers, to decide. We find no clear evidence that poison pills enhance shareholder value. Rather, they are used as tools to entrench management.

JPMAM will generally vote against anti-takeover devices and support proposals aimed at revoking existing plans. Where anti-takeover devices exist, they should be fully disclosed to shareholders, and shareholders should be given the opportunity to review them periodically.

Composite Resolutions

Agenda items at shareholder meetings should be presented in such a way that they can be voted upon clearly, distinctly and unambiguously. We normally oppose deliberately vague, composite or ‘bundled’ resolutions, depending on the context and local market practice.

Any amendments to articles of association should be presented to shareholders in such a way that they can be voted on independently. Shareholders should similarly be able to vote on the election of directors individually, rather than in bundled slates.

Any Other Business

We will generally vote against ‘any other business’ resolutions where we cannot determine the exact nature of the business to be voted on.

Social/Environmental Issues

We believe that a company’s environmental policies may have a long-term impact on the company’s financial performance. We believe that good corporate governance policies should consider the impact of company operations on the environment and the cost of compliance with laws and regulations relating to environmental matters, physical damage to the environment (including the costs of clean- ups and repairs), consumer preferences and capital investments related to climate change. Furthermore, we believe that corporate shareholders have a legitimate need for information to enable them to evaluate the potential risks and opportunities that climate change and other environmental matters pose to the company’s operations, sales and capital investments. We acknowledge that many companies disclose their practices relating to social and environmental issues and that disclosure is improving over time. We generally encourage a level of reporting that is not unduly costly or burdensome and that does not place the company at a competitive disadvantage but that provides meaningful information to enable shareholders to evaluate the impact of the company’s environmental policies and practices on its financial performance.

With regard to social issues, among other factors, we consider the company’s labour practices, supply chain, how the company supports and monitors those issues, what types of disclosure the company and its peers currently provide and whether the proposal would result in a competitive disadvantage for the company.

In evaluating how to vote environmental proposals, considerations may include, but are not limited to, the following:

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Issuer Considerations

•	asset profile of the company, including whether it is exposed to potentially declining demand for the company’s products or services due to environmental considerations;

•	capital deployment of the company;

•	cost structure of the company, including its position on the cost curve, expected impact of future carbon tax and exposure to high fixed operating costs;

•	corporate behaviour of the company, including whether senior management is incentivised for long-term returns;

•	demonstrated capabilities of the company, its strategic planning process and past performance;

•	current level of disclosure of the company and consistency of disclosure across its industry; and

•	whether the company incorporates environmental or social issues in a risk assessment or risk reporting framework.

Proposal Considerations

•	Would adoption of the proposal inform and educate shareholders and have companies that adopted the proposal provided insightful and meaningful information that would allow shareholders to evaluate the long-term risks and performance of the company?

•	Does the proposal require disclosure that is already addressed by existing and proposed mandated regulatory requirements or formal guidance at the local, state or national level or the company’s existing disclosure practices?

•	Does the proposal create the potential for unintended consequences, such as a competitive disadvantage?

In general, we support management disclosure practices that are overall consistent with the goals and objectives expressed above. Proposals with respect to companies that have been involved in controversies, fines or litigation are expected to be subject to heightened review and consideration.

Vote against the chair of the committee responsible for providing oversight of environmental matters and/or risk where we believe the company is lagging peers in terms of disclosure, business practices or targets. Vote against committee members, the lead independent director and/or board chair for companies that have lagged over several years.

An engaged and diverse employee base is integral to a company’s ability to innovate, respond to a diverse customer base and engage with diverse communities in which the company operates, thus delivering shareholder returns. JPMAM will generally support shareholder resolutions seeking the company to disclose data on workforce demographics, including diversity.

We expect engaged boards to provide oversight of human capital management (“HCM”), that is, a company’s management of its workforce including human resources policies (including code of conduct), use of full-time versus part-time employees, workforce cost, employee engagement and turnover, talent development, retention and training, compliance record, and health and safety. JPMAM will vote case-by-case on shareholder resolutions seeking disclosure of HCM. JPMAM will generally vote against shareholder proposals seeking HCM information that is considered confidential or sensitive information by the board.

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Climate Risk

Many economies are responding to climate change with regulations as well as policies to drive decarbonisation.

In our view, climate change has become a material risk to the strategy and financial performance of many companies.

JPMAM may vote against directors serving on relevant committees of companies that, in our opinion, face material climate-related transition or asset risks where climate disclosures are not available or where we believe such disclosures are not meaningful. JPMAM may also vote for shareholder resolutions requesting such information where the company has not provided such disclosure.

To provide shareholders with meaningful disclosures on how the company is addressing risks related to climate change:

•	We encourage disclosures aligned with the reporting framework developed by the Task Force on Climate-related Financial Disclosures (“TCFD”) addressing all the four pillars of the TCFD – (i) governance, (ii) strategy, (iii) risk management and (iv) metrics and targets related to any performance indicators used to manage such risks. The TCFD report (or equivalent) should address whether decarbonisation of the company’s operations or its supply chain is a material part of its strategy to mitigate climate change risks including transition risks to the company and, if so, provide a narrative on how the company plans to do so and over what time frame.

•	For industries where we believe climate change risks pose material financial risks, we encourage comprehensive TCFD reporting (or equivalent), including scenario analysis to help us understand the resilience of a company’s strategy. While we recognise that some disclosures related to scenario analysis, especially granular data at the asset level, may involve sensitive information that companies will not disclose if such disclosures could harm the company, we expect the company to provide their conclusions from these analyses as they pertain to the resilience of the company’s strategy.

•	We encourage disclosures of Scope 1 and 2 greenhouse gas emission targets, where decarbonisation of a company’s operations and purchased energy has been identified by the company as a key part of the company’s strategy to manage climate change risks.
•	We note many companies have chosen to set long- term net-zero targets. In order for us to evaluate the long-term credibility of transition plans, where such long-term targets are set, we encourage the company to disclose the scope of emissions included in such targets. We recognise the many challenges associated with reporting Scope 3 emissions. While we understand the limitations associated with reporting Scope 3 emissions, we would expect companies that have included such emissions in their net-zero targets to disclose their Scope 3 emissions. We also encourage disclosures of interim emission-reduction targets where the company has set long-term net-zero targets.

•	We encourage disclosure on past performance against emission-reduction goals and forward- looking strategy to achieve emission-reduction goals, including use of offsets and corporate transactions.

The board of directors is critical in formulating and executing company strategy. While we do not support the use of shareholder proposals to diminish the authority of the board, if the board recommends a vote against a climate-related shareholder proposal, we expect boards to clearly articulate the rationale supporting their recommendation. The board’s response should clearly explain why implementation of disclosures or actions requested by the shareholder proposal would be detrimental to shareholder value.

Shareholder Resolutions

In a number of jurisdictions, shareholders have the right to submit proposals at shareholder meetings, providing eligibility and other requirements have been met. Such proposals can be wide-ranging and may include governance reforms, capital management issues and disclosures surrounding environmental and social risks. When assessing shareholder proposals, we review each resolution on its merits. Our sole criteria of support is: does this proposal enhance shareholder rights, and is this proposal in the long-term interests of all shareholders? Where we are convinced the proposal meets these objectives, it will receive our vote in support. However, we will not support proposals that are frivolous or supportive of a narrow activist agenda, nor will we support those that are unduly constraining on managements or are already in managements’ remit.

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Where a proposal is focused on an issue that needs to be addressed, we would expect the board and management to demonstrate that the company will comply with the resolution within a reasonable time frame. Where the company fails to respond sufficiently or with the appropriate sense of urgency, we may vote against the re-election of one or more directors at subsequent meetings.

Charitable Issues

Charitable donations are generally acceptable, provided they are within reasonable limits and fully disclosed to shareholders.

Political Issues

JPMAM does not support the use of shareholder funds for political donations.

Virtual General Shareholder Meetings

In certain markets, by-law changes have taken place to allow a company to hold virtual or hybrid general shareholder meetings. General shareholder meetings should be fair, constructive and foster dialogue between company management and shareholders.

In principle, we are supportive of proposals allowing shareholder meetings to be convened by electronic means so long as the flexibility in the format of the meetings contributes to enhance access to the meetings and where shareholder participation rights are protected, regardless of whether physical or virtual.

J.P. Morgan Asset Management

London Proxy Committee

April 2026

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II. Proxy Voting Guidelines	continued

C. APAC ex-Japan

I.	Corporate Governance Principles

J.P. Morgan Asset Management (“JPMAM”) is committed to meeting client objectives by delivering the strongest possible risk-adjusted returns. We believe that a key contributor to this is a thorough understanding of the corporate governance practices of the companies in which we invest. We expect all our investee companies to demonstrate the highest standards of governance in the management of their businesses, as far as is reasonably practicable.

We have set out in this document some information underpinning the principles behind our proxy voting guidelines. These principles are based on the Organization for Economic Cooperation and Development (“OECD’s”)Principles of Corporate Governance, as well as on the governance codes of the jurisdictions in which our investee companies are domiciled. But regardless of location or jurisdiction, we believe companies should abide by the following:

Board and Director Responsibilities

Companies should be headed by a strong and effective board to drive the long-term success of the company. It should contain an appropriate combination of executive and non-executive directors, able to make decisions on behalf of all shareholders, separate from the individual interests of management and/or controlling shareholders. The board should set strategic objectives, oversee operational performance and establish the company’s long-term values and standards. At the same time, it should be responsible for establishing prudent and effective risk controls to protect the company’s assets and safeguard shareholder interests. Finally, the board should be responsible for selecting the key executives tasked with developing and executing corporate strategy and for ensuring that executive remuneration is aligned with the longer-term interests of shareholders. All directors should act in the best interests of the company and its shareholders, consistent with their statutory and fiduciary obligations.

Shareholder Rights

Shareholders should have the opportunity to participate in, and vote at, general meetings, and should be furnished with sufficient information on a timely basis to make informed voting decisions. Arrangements that enable certain shareholders to obtain a disproportionate degree of control relative to their equity ownership should be disclosed upfront, and anti-takeover devices should not be used to shield management and the board from ongoing accountability.

APAC ex-Japan contents:

I.	Corporate Governance Principles	38

II.	Policy and Procedures	39

III.	Policy Voting Guidelines	41

1.	Report and Accounts	41

2.	Dividends	41

3.	Board and Directors	42

4.	Remuneration	44

5.	Auditors	46

6.	Capital Management	46

7.	Mergers, Acquisitions and Related Party Transactions	47

8.	Voting Rights	48

9.	Environmental and Social Issues	48

10. Shareholder Resolutions		49

11.	Climate Risk	49

12.	Other Corporate Governance Matters	50

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Equitable Treatment

All shareholders of the same class should be treated equally, and all shares within the same class should carry the same rights. Impediments to cross-border voting should be eliminated, and companies should not make it difficult or expensive for shareholders to cast their votes. Minority shareholders should be protected from unfair and/or abusive actions by controlling shareholders.

Stakeholders’ Rights

Stakeholders, including individual employees and their representative bodies, should be able to communicate their concerns about illegal or unethical practices to the board, and their rights should not be compromised for doing so. Where stakeholders participate in the corporate governance process, they should have access to relevant and timely information for that participation to be effective.

Sustainability

All companies should conduct themselves in a socially responsible way. Non-financial environmental and social issues have the potential to seriously impair the value of businesses, as well as create significant reputational damage. We expect the companies in which we invest to behave in an ethical and responsible manner, observing their wider societal obligations to their communities and to the environment. Since transparency in how a business manages environmental, social and governance risks is increasingly part of the overall value proposition, we believe that companies will only thrive in the longer term if they put sustainability at the heart of their governance processes.

Disclosure and Transparency

Companies should ensure that accurate information on all matters of relevance is publicly disclosed to allow shareholders to make an informed and balanced assessment of a company’s performance and its prospects. This should include its operating performance, its financial condition and its governance practices and policies. Information about board members, including their qualifications, other company directorships and their level of independence, should be disclosed so that shareholders can make an informed assessment of their suitability in their proxy- voting decisions.

Our assessment of corporate governance practice is based on the regulations and codes of best practice in the jurisdictions in which our investee companies are domiciled. Any company complying with these codes, and with the general principles stated above, should usually expect to receive our support. If a company chooses to deviate from the provisions of the governance codes specific to its jurisdiction, we will give its explanation due consideration and take this into account in our proxy voting, based on our assessment of its governance standards.

II.	Policy and Procedures

JPMAM manages the voting rights of the shares entrusted to us as we would manage any asset, although it should be noted that not all clients delegate voting authority to us; some retain voting decisions for themselves or delegate voting to a third party. But where authorised to do so, it is the policy of JPMAM to vote shares held in client portfolios in a prudent and diligent manner, based on our reasonable judgement of what is in the best interests of clients.

JPMAM treats every proxy on a case-by-case basis, voting for or against each resolution or actively withholding our vote as appropriate. Our concern at all times is the best economic interests of our clients. These Guidelines are therefore an indication of JPMAM’s normal voting policy, since our investment professionals always have the discretion to override these Guidelines should individual circumstances dictate.

To assist us in the filing of proxies, JPMAM retains the services of an Independent Voting Service (as defined in Section C on page 6 of the JPMAM Global Proxy Voting Guidelines). Records of our voting activities are maintained by our asset servicing group, and any deviation from our stated policies is documented to ensure all proxies are exercised appropriately.

So far as is practicable, we vote at all meetings called by companies in which we are invested. However, certain markets may require that shares being tendered for voting are temporarily immobilised from trading until after the shareholder meeting has taken place. Other markets may require a local representative to be hired, under a power of attorney, to attend the meeting and vote on our behalf; this can incur a considerable additional cost to clients. Finally, it may not always be possible to obtain sufficient information to make an informed decision in good time to vote, or there may be specific circumstances where voting can preclude participating in certain types of corporate actions. In these instances, it may sometimes be in clients’ best interests to intentionally refrain from voting. But in all other circumstances, we endeavour to safeguard clients’ interests.

We note that it can be difficult for smaller companies in emerging economies to apply the same governance standards as are applied by companies operating in developed economies and markets. We will look at any governance-related issues of such companies on a case-by-case basis and take their context into account before arriving at our voting decision.

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Nevertheless, we encourage all companies to apply the highest standards of governance wherever possible, in the belief that strong standards of governance will ultimately translate into higher shareholder returns.

Proxy Committee

The responsibility for JPMAM’s voting policy for portfolios managed in the Asia-Pacific region (outside Japan) lies with the Asia ex-Japan Proxy Committee.

The Proxy Committee’s role is to set JPMAM’s corporate governance policy and practices in respect of investee companies and to oversee the proxy voting process. The Proxy Committee is composed of senior investors and corporate governance professionals, supported by specialists from legal, compliance, risk and other relevant groups. The Proxy Committee meets quarterly and reports into the AM APAC Business Control Committee as well as the global head of investment stewardship. The global head of investment stewardship is a member of each regional committee and, working with the regional Proxy Administrators, is charged with overall responsibility for JPMAM’s approach to governance issues including proxy voting worldwide and coordinating regional proxy voting guidelines in accordance with applicable regulations and best practices. The Proxy Committee escalates to the AM Business Control Committee and/or the AM Bank Fiduciary Committee any issues and errors for escalation, while strategy-related matters for escalation will be escalated to the Sustainable Investing Oversight Committee.

Stewardship and Engagement

As long-term owners, we regard regular, systematic and direct contact with senior company management as essential in helping us discharge our stewardship responsibilities. We therefore engage actively with our investee companies to keep abreast of strategic, operating and financial developments in order to ensure that our clients’ interests are represented and protected. Where appropriate, our stewardship specialists may convene meetings with company representatives at the boardroom level to discuss issues of particular concern.

JPMAM endorses the stewardship principles promoted by different regulators and industry bodies in the region. We believe our existing stewardship activities meet the standards required under these principles, including:

•	Singapore Stewardship Principles for Responsible Investors supported by the Monetary Authority of Singapore and Singapore Exchange;

•	Principles of Responsible Ownership issued by the Securities and Futures Commission in Hong Kong; and

•	Principles of Internal Governance and Asset Stewardship issued by the Financial Services Council of Australia.

For more information on our stewardship activities, please refer to our Investment Stewardship Report.

Conflicts of Interest

JPMAM is part of JPMorgan Chase (“JPMC”), which provides a range of banking and investment services. Conflicts of interest arise from time to time in the normal course of business, both within and between JPMC affiliates. However, procedures are in place to make sure these conflicts can be managed and resolved. Typical conflicts may include instances where a JPMC affiliate is involved in a transaction at an investee company, is providing banking or other services for that company or where JPMC-connected personnel may sit on a company’s board.

In order to maintain the integrity and independence of our voting decisions, businesses within the JPMC group have established formal barriers designed to restrict the flow of information between affiliated entities.

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This includes information from JPMC’s securities, investment banking and custody divisions to JPMAM’s investment professionals. A formal policy with respect to conflicts of interest disclosure has been established to manage such conflicts and is available for download from our website.

Where a material conflict of interest is identified with respect to proxy voting, JPMAM may call upon the Independent Voting Service to make the voting decision on our behalf, or we may elect not to exercise the proxy. A record of all such decisions is kept by the asset services group and is reviewed by the relevant Proxy Committee at committee meetings. This record is available to clients upon request.

III.	Policy-Voting Guidelines

1.	Report and Accounts

Annual Report

Company reports and accounts should be detailed and transparent and should be submitted to shareholders for approval. They should meet accepted reporting standards, such as those prescribed by the International Accounting Standards Board, and should be in keeping with the spirit as well as the letter of those reporting standards. They should be fair, balanced and understandable, and the narrative sections covering corporate strategy, operating activities, and risk management should accurately detail the company’s position, performance and prospects.

The annual report should include a statement of compliance with the relevant codes of best practice in the jurisdictions where they exist, together with detailed explanations regarding any instances of non- compliance.

Legal disclosure varies from jurisdiction to jurisdiction. If, in our opinion, a company’s standards of disclosure (while meeting minimum legal requirements) are insufficient, we will inform company management of our concerns. Depending on the circumstances, we will either abstain from voting or vote against the relevant resolution put to shareholders. Similar considerations relating to the use of inappropriate or overly aggressive accounting methods also apply.

Remuneration Report

Establishing an effective remuneration policy for senior executives is a key consideration at board level. The purpose of remuneration is to attract, retain and reward competent executives who can drive the long-term growth of the company; ensuring that remuneration is appropriate for the role assigned should therefore be a particular concern of shareholders. Ideally, a company’s remuneration policy, as it relates to senior management, should be presented to shareholders as a separate voting item.

However, we recognise that practices differ between jurisdictions, and a shareholder vote on this is not yet standard in Asia.

At the same time, we would expect companies to disclose the main components of remuneration for key directors and executives. Ideally, this should take into consideration the amounts paid and the mix between short-term and long-term awards, the performance criteria used to benchmark awards and whether these are capped or uncapped, and the use made of any discretionary authority by boards or remuneration committees to adjust pay outcomes. In the event that remuneration awards fall outside our guidelines (see Remuneration section below), we will endeavour to seek an explanation from the company and may vote against remuneration reports and/or members of the remuneration committee if satisfactory explanations are not forthcoming.

Where shareholders are able to exercise a binding vote on remuneration policies, we believe that such policies should stand the test of time. But in the event that awards are amended or revised, any material changes should be put to shareholders for approval.

We encourage companies to provide information on the ratio of chief executive officer pay to median employee pay and to explain the reasons for changes to the ratio as it unfolds year by year. Companies should also have regard to gender pay gaps and to indicate to shareholders how this issue is being addressed.

Finally, in its reporting to shareholders, remuneration committees and/or boards should provide clear and concise reports that are effective at communicating how executive pay is linked to the delivery of the company’s strategy over the forecast time horizon and how it is aligned to shareholder interests.

2.	Dividends

Practice differs by jurisdiction as to whether companies are required to submit dividend resolutions for approval at shareholder meetings.

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In some jurisdictions, dividends can be declared by board resolution alone. However, in those jurisdictions where shareholder approval is mandated, we may vote against such proposals if we deem the payout ratio to be too low, particularly if cash is being hoarded with little strategic intent. Conversely, if we consider a proposed dividend to be too high in relation to a company’s underlying earnings capability, we may also vote against the resolution if we believe the proposed dividend could jeopardise the company’s long-term prospects and solvency.

3.	Board and Directors

Board Oversight Responsibilities

To ensure sustainable success in the long term, companies should be controlled by a strong and effective board, which is accountable to shareholders and considers the interests of the various stakeholders they depend on. The board should comprise competent individuals with the necessary skills, background and experience to provide objective oversight of management. All directors should submit themselves for re-election on a regular basis.

We believe that one of the key functions of a board is to set a company’s values and standards and to establish a culture that is geared to the long-term success of the enterprise and be responsive to the wider stakeholders. A healthy culture serves as a unifying force for the organisation and helps align the stated purpose and core values of the entity with the strategy and business model pursued. Conversely, a dysfunctional culture has the potential to undermine a business and create significant risk for shareholders.

The board should be responsible for defining the values and behaviours that will help the company excel and for ensuring that there is alignment between its purpose, core values, strategic direction and operating activities. The standards of behaviour set by the board should resonate across the entire organisation. We believe that there are strong links between high standards of governance, a healthy corporate culture and superior shareholder returns.

Board Independence

We believe that a strong independent board is essential to the effective running of a company. The number of independent non-executive directors (“INEDs”) on a board should be sufficient so that their views carry weight in the board’s decision-making. INEDs should be willing and able to challenge the views of the chief executive officer and other directors to ensure that alternative viewpoints are heard. The required number of independent directors on a board is often set by governance codes, but notwithstanding this, we are strongly of the view that the majority of members should be independent to encourage the broadest diversity of opinion and representation of views.

At a minimum, we would expect that INEDs should make up at least one-third of all company boards. We will seek for greater independent representation than this where:

•	the chairman and chief executive officer roles are combined;

•	the chairman and chief executive officer are family members; or

•	the chairman is not independent.

Where we believe there to be an insufficient number of INEDs, we will vote against the re-election of some or all directors at shareholder meetings unless an acceptable explanation is provided.

In order to help assess their individual contributions to the company, the time spent on company business by each non-executive director should be disclosed to shareholders, as well as their attendance records at board and committee meetings. Boards should also create and maintain a formal succession plan to ensure the orderly refreshment of board membership and to minimise overdependence on a narrow cohort of individuals.

Chairman

Boards should be headed by an effective chairman, who, ideally, is independent on appointment. There should be a clear division of responsibilities at the head of a company, such that no one individual has unfettered powers of decision-making. JPMAM believes that the roles of chairman and chief executive officer should be separate to provide for a separation of responsibilities. But in instances where the two roles are combined, a lead independent director should be identified to provide oversight over executive decisions and to maintain an alternative channel of communication between the board and its shareholders.

In instances where a company, with no majority independent board, does not have an independent chairman or a designated lead independent director, and where a satisfactory explanation has not been provided, we will vote against the re-election of the chairman, and other directors, at shareholder meetings.

Board Size

Boards should be appropriate to the size and complexity of the company. JPMAM will exercise its voting powers in favour of reducing excessively large boards wherever possible. Unless the size and complexity of the company demands it, boards with more than 15 directors are usually

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too large, whereas boards with less than five directors are too small to provide sufficient levels of independent representation on key governance committees. A board should be large enough to manage required governance processes and yet still sufficiently compact to promote open dialogue between directors.

Board Diversity

As an important part of contributing to long-term shareholder value, we are committed to supporting inclusive organisations where everyone, regardless of gender, sexual orientation, disability or ethnic and religious background, can succeed on merit.

At the board level, we believe that boards that reflect a wide range of perspectives and opinion help to further develop sound governance and risk oversight and enhance shareholder value. Diverse boardrooms help companies make better strategic decisions and assist in navigating increasingly complex issues, including geopolitical risks, regulatory changes and disruptive technologies. Recruiting individuals with the necessary skills, varied experiences and diverse backgrounds should be a fundamental part of strengthening a business. As with all proxy votes, we seek to vote in our clients’ best interest to enhance long-term shareholder value.

We expect boards to have a strategy to improve female representation in particular, and we will utilise our voting power to bring about change where companies are lagging in this respect. As a matter of principle, we expect our investee companies to be committed to diversity and inclusiveness in all aspects of their businesses. Investee companies should provide appropriate information explaining how their companies consider diversity in its widest sense at the board level, executive level and throughout the broader business.

As a minimum standard, for all Asia ex-Japan markets, we expect no single-gender boards, 25% gender diverse representation and 30% before 2030 (and follow the local market practice, whichever is more stringent). We will utilise our voting power to bring about change where companies are lagging and will vote against the nomination chair as well as engage with nominations committees where appropriate.

Board Committees

To strengthen the governance process, boards should delegate key oversight functions, such as responsibility for audit, nomination and remuneration issues, to separate committees. The chairman and members of any committee should be clearly identified in the annual report. Any committee should have the authority to engage independent advisers where appropriate at the company’s expense.

Audit committees should consist solely of non- executive directors who are independent of management. A demonstrably independent audit is essential for investor confidence. The audit committee should include at least one person with an appropriate financial background, but all committee members should undergo appropriate training that provides for, and maintains, a reasonable level of financial literacy. The terms of reference of the audit committee should include the power to determine the scope of the audit process, to review the effectiveness of the external auditor and to access any information arising from the internal audit process. Formal arrangements should be in place for the audit committee to hold regular meetings with external auditors, without executive or staff involvement, and it should have the right of unrestricted access to all necessary company information to enable it to discharge its responsibilities.

Nomination committees should be majority- independent and have an independent chair. The responsibilities of the nomination committee should include assessing the skills and competencies of directors to ensure that the board has an appropriate range of expertise; managing the process for evaluating the performance of the board, its committees and directors, and reporting on this process to shareholders in the annual report; and maintaining formal and transparent arrangements for succession planning at the board and senior management level.

Remuneration committees should be majority- independent and have an independent chair. The responsibilities of the remuneration committee should include: reviewing and recommending policies relating to remuneration, retention and termination of senior executives; ensuring that, through these policies, executives are properly motivated to drive the long- term success of the company, and that incentives are appropriately aligned; and overseeing the remuneration framework for non-executive directors. The remuneration committee should be ready to engage with and receive feedback from relevant stakeholders. The remuneration report should be the responsibility of the remuneration committee.

Boards of banks, insurance companies and other large or complex companies should consider establishing a risk committee to provide independent oversight and advice to the board on the risk-management strategy of the company. As with other committees, this committee should give a summary of its activities in the annual report.

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Director Independence and Tenure

A director will generally be deemed to be independent if he or she has no significant financial, familial or other ties with the company that might pose a conflict of interest. A non-executive director who has served more than three terms (or nine years) in the same capacity is no longer, normally, deemed to be independent. Directors staying on beyond this term would require the fullest explanation to shareholders. We will consider voting against appointment of independent directors who are deemed to be non-independent.

At the same time, it is essential that a company should attract and retain strong, experienced and knowledgeable board members able to contribute to its direction and success. Companies could consider reappointing long-serving independent directors as non-executive directors or board advisers. To allow for periodic board refreshment, we would encourage companies to articulate their approach on term limits and retirement age, and insofar as exceptions arise, to explain why this should be warranted given the board’s composition and the individual director’s contribution. We also encourage boards to regularly conduct board evaluations, with a self-assessment at least annually and an evaluation facilitated by a third party every three years.

In determining our vote, we will always consider independence and tenure issues on a case-by-case basis, taking into account any exceptional individual circumstances.

Multiple Directorships

To carry out their responsibilities effectively, non- executive directors must be able to commit an appropriate amount of time to board matters. In order to be able to devote sufficient time to his or her duties, we would not normally expect a non-executive director to hold more than three significant directorships at any one time. However, in the case of related group companies, we believe it is reasonable for an individual to hold up to six directorships, as long as this does not impact his/her ability to discharge his/her duties. In our view, it is the responsibility of the chairman to ensure that all directors are participating actively and are contributing proportionately to the workload of the board.

For executive directors, only one additional non- executive post would normally be considered appropriate without further explanation.

Meeting Attendance

Directors should ensure they attend all board meetings and relevant committee meetings within their remit.

We will consider voting against director re-election proposals for individuals with poor attendance records, unless compelling reasons for absence are disclosed.

Directors’ Liability

In certain markets, shareholders may be asked to give boards a blanket discharge from responsibility for all decisions made during the previous financial year.

Depending on the jurisdiction, this resolution may or may not be legally binding and may not release the board from its legal responsibility.

JPMAM will usually vote against discharging the board from responsibility in cases of pending litigation, or if there is evidence of wrongdoing, for which the board must be held accountable.

Companies may arrange directors’ and officers’ liability insurance to indemnify executives in certain circumstances, such as class-action lawsuits and other litigation. JPMAM generally supports such proposals, although we do not approve of arrangements where directors are given 100% indemnification as this could absolve them of responsibility for their actions and encourage them to act recklessly. Such arrangements should not extend to third parties, such as auditors.

4.	Remuneration

Key Principles

The key purpose of remuneration is to attract, retain and reward executives who are fundamental to the long-term success of the company. Executive remuneration is, and will, remain a contentious area, particularly the overall quantum of remuneration.

Policy in this area cannot easily be prescribed by any one code or formula to cater for all circumstances, and it must depend on responsible and well-informed judgements on the part of remuneration committees. Any remuneration policy should be clear, transparent, simple to understand for both executives and investors and fully disclosed to shareholders. At a senior executive level, remuneration should contain both a fixed element – set by reference to the external market – and a variable element, which fully aligns the executive with shareholder interests and where superior awards can only be achieved by achieving superior performance against well-defined metrics.

Due consideration should be given to the effective management of risk within the business. This should be reflected in remuneration arrangements, which incentivise appropriate behaviour and discourage excessive risk-taking. Pay should be aligned to the long-term success of the business and the returns achieved by shareholders,

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and due consideration should be given to clawback arrangements to avoid payment for failure. Remuneration committees should use the discretion afforded to them by shareholders to ensure that pay awards properly reflect the business performance achieved.

We believe firmly that executive directors should be encouraged to hold meaningful amounts of company stock throughout the duration of their board tenure. However, transaction bonuses, one-off retention awards or other retrospective ex-gratia payments should not be made, and we will vote against such awards when proposed at shareholder meetings.

Recruitment awards for incoming executives should be limited to the value of awards forgone and be granted on equivalent terms.

We will generally vote against shareholder proposals to restrict arbitrarily the compensation of executives or other employees. We feel that the specific amounts and types of employee compensation are within the ordinary remit of the board. At the same time, the remuneration of executive directors should be determined by independent remuneration committees and fully disclosed to shareholders. We would expect that stock option plans or long-term incentive plans should meet our compensation guidelines (see below).

Fixed Compensation

Executives are entitled to a basic salary set by reference to the external market and, in particular, benchmarked against the company’s immediate peers. While acknowledging that salary often forms the basis for variable compensation arrangements, we believe annual increases in salary should be limited and generally be in line with the wider workforce of the company. Substantial increases in salary, for example, where an executive has been promoted, should be fully justified to shareholders. We do not approve of large increases in fixed salary as a retention mechanism.

Variable Compensation

We generally prefer any variable compensation arrangement to have both a short-term and a long-term component. Annual bonuses are now a common feature of compensation packages, and we recommend that bonuses be benchmarked against the sector in which the company operates. While we recognise that annual bonus targets are often commercially sensitive, we expect a high degree of disclosure on performance metrics (pre-award) and performance against those metrics (post-award).

Payment of bonuses for executives should take the form of cash and deferred shares. Clawback arrangements should be a feature of any variable compensation scheme.

For the long-term component of variable compensation schemes, share-based long-term incentive plans and share option schemes should be designed to give executives an incentive to perform at the highest levels; grants under such schemes should be subject to appropriate performance criteria, which reflect the company’s long-term strategy and objectives over an appropriate time horizon. There should be no award for below-median performance, and awards for at-median performance should be modest at best. Beneficiaries should be encouraged to retain any resultant shares for the duration of their employment.

We will generally vote against the resetting of performance conditions on existing awards, the cancellation and reissue, retesting or repricing of underwater awards, and the backdating of awards or discounted awards.

All incentive plans should be clearly explained and disclosed to shareholders and, ideally, put to a shareholder vote for approval. Furthermore, each director’s awards, awarded or vested, should be detailed, including the term, performance conditions, exercise prices (if any) and the market price of the shares at the date of exercise. Best practice requires that share options be expensed fully so that shareholders can assess their true cost to the company. The assumptions and methodology behind the expensing calculation should also be explained to shareholders.

To ensure that incentive plans operate in a way that benefits both employees and shareholders, we expect a limit on the level of dilution that can occur and an upper performance cap or appropriate tapering arrangements for individual awards.

We will vote in favour of well-structured compensation schemes with keen incentives and clear and specific performance criteria, which are challenging in nature and fully disclosed to shareholders. We will vote against remuneration awards that we deem to be excessive or performance criteria that are undemanding. We would expect remuneration committees to explain why the criteria used are considered to be challenging and how they align the interests of recipients with the long-term interests of shareholders.

Pension Arrangements

Pension arrangements should be transparent and cost-neutral to shareholders. JPMAM believes it is inappropriate for executives to participate in pension arrangements that are materially different to those of employees (such as continuing to participate in a final salary arrangement when employees have been transferred to a defined contribution scheme). One- off payments into an individual director’s pension scheme, changes to pension

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entitlements and waivers concerning early retirement provisions should be fully disclosed and justified to shareholders.

Non-Executive Director Remuneration

The role of the non-executive director is to monitor the strategy, performance and remuneration of executives and to protect the interests of shareholders.

Non-executive directors should receive sufficient remuneration to attract and retain suitably qualified individuals and encourage them to undertake their role diligently.

JPMAM believes that non-executive directors should be paid, at least in part, in shares of the company wherever possible in order to align their interests with the interests of shareholders. Performance criteria, however, should never be attached. Non-executive directors should not be awarded share options or performance-based share awards. Neither should they receive retrospective ex-gratia payments at the termination of their service on the board. In the event that such remuneration schemes or payments are proposed, we will vote against these proposals.

5.	Auditors

Auditor Independence

Auditors must provide an independent and objective check on the way in which the financial statements have been prepared and presented. The appointment of a company’s auditor should be reviewed and approved by shareholders on an annual basis. We will vote against the appointment or reappointment of auditors who are not perceived as independent or where there has been an unambiguous audit failure.

The length of time that both the audit company and the audit partner have served in their capacity may be a factor in determining independence.

Auditor Rotation

In order to safeguard the independence of the audit, companies should rotate their designated auditor over time. We believe that companies should put their external audit contract out to tender at least every 10 years.

Auditor Remuneration

We expect companies to make a detailed disclosure on auditor remuneration. Companies should be encouraged to distinguish clearly between audit and non-audit fees. Audit committees should keep under review the non-audit fees paid to the auditor, both in relation to the size of the total audit fee and in relation to the company’s total expenditure on consultancy services.

Full details of all non-audit work should be disclosed. If there is a lack of explanation over the nature of non- audit services, or if there is reason to believe that the nature of these services could impair the independence of the audit, we will oppose the reappointment of the auditor.

If the quantum of non-audit fees consistently exceeds audit fees, and if no explanation is given to shareholders, we will vote against the auditor remuneration resolution.

Auditor Indemnification

We are opposed to the use of shareholders’ funds to indemnify auditors.

6.	Capital Management

Issue of Equity

Company law requires that shareholder approvals be obtained to increase the share capital of a company; at the same time, shareholders need to be aware of the expected levels of dilution resulting from new equity issuance. We will generally vote in favour of equity increases that enhance a company’s long-term prospects, but we will vote against issuance terms that we consider excessively dilutive.

We believe strongly that any new issue of equity should first be offered to existing shareholders before being made available more broadly. Pre-emption rights are a fundamental right of ownership, and we will generally vote against any attempts to deprive shareholders of these rights, except under very limited terms. At the same time, companies should have the ability to issue additional equity to provide flexibility in their financing arrangements. In many jurisdictions, companies routinely ask shareholders for authority to issue new equity up to a certain percentage of issued capital and up to a maximum discount to prevailing market prices (the so-called “general mandate”).

As shareholders, we recognise the flexibility that the general mandate gives companies, and we wish to be supportive of such proposals. However, we also recognise that these general mandates can be open to abuse, particularly if this results in excessively dilutive issuance. In particular, we believe the maximum number of additional shares represented by these proposals (including the reissuance of repurchased shares, if any) should be limited to 10% of existing equity capital, and the maximum discount of such issues to prevailing prices should similarly be limited to 10%.

We note that the listing rules in some jurisdictions permit issuance on considerably more relaxed terms than implied by these limits. In Hong Kong, for example, companies can seek approval to issue up to 20% of issued equity at up

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to a 20% discount to prevailing market prices. We believe strongly that the dilution risk implied by these limits is excessive, and we tend to vote against such requests unless a strong explanation has been provided justifying such terms.

When seeking shareholder approval for a general mandate, we would urge a company to provide the following details:

•	an explanation of the need for a general mandate request and the rationale for the size of the issue and the discount cap;

•	details of placements made under the general mandate during the preceding three years; and

•	details of alternative methods of financing that may have been considered by the board.

JPMAM will vote against equity issues that allow the company to adopt “poison pill” takeover defence tactics or where the increase in authorised capital excessively dilutes existing shareholder interests.

Debt Issuance

JPMAM will generally vote in favour of debt issuance proposals that we believe will enhance a company’s long-term prospects. At the same time, we will vote against any uncapped or poorly defined increase in bank borrowing powers or borrowing limits, as well as debt issuance that could result in an unacceptable degree of financial leverage assumed. We will also vote against proposals to increase borrowings expressly as part of a takeover defence.

Share Repurchase Programmes

JPMAM will generally vote in favour of share repurchase or buyback programmes where we believe the repurchase is in the best interests of shareholders.

At the same time, we will vote against abusive repurchase schemes or when shareholders’ interests could be better served by deployment of the cash for alternative uses. When purchased, we prefer that such shares are cancelled immediately rather than taken into treasury for reissuance at a later date.

7.	Mergers, Acquisitions and Related-Party Transactions

Mergers and acquisitions are always considered on a case-by-case basis, and votes are determined exclusively by the best interests of our clients. In exceptional circumstances, we may split our vote and vote differently for individual clients depending on unique client circumstances. JPMAM may also split its vote between different clients for technical reasons, such as cross-border mergers, where certain clients may not be able to hold the resultant security in portfolios.

JPMAM will vote in favour of mergers/acquisitions where the proposed acquisition price represents fair value for shareholders, where shareholders cannot realise greater value through other means and where all shareholders receive equal treatment under the merger/acquisition terms. Where the transaction involves related parties – see below – we would expect the board to establish a committee of independent directors to review the transaction and report separately to shareholders. There should be a clear value-enhancing rationale for the proposed transaction.

Related-Party Transactions

Related-party transactions (“RPTs”) are common in a number of Asia-Pacific jurisdictions. These are transactions between a company and its related parties and generally come in two forms: a) one-off transactions, typically asset purchases or disposals, and b) recurring transactions occurring during the ordinary course of business, usually in the form of the ongoing sale and purchase of goods and services.

According to the materiality and nature of the transaction, the RPT may need to be disclosed and submitted to a shareholder meeting for approval.

Any shareholder who has a material interest in the transaction should abstain from voting on the resolution. If a RPT requires shareholder approval, the company should establish a board committee composed solely of independent directors and appoint an independent adviser to prepare a recommendation to minority shareholders.

We will assess one-off transactions on a case-by- case basis. Where we are convinced by the strategic rationale and the fairness of the transaction terms, we will vote in favour. At the same time, we would expect the independent directors to disclose how they have made their recommendation to minority shareholders so that shareholders can make an informed decision on this transaction.

For recurring transactions, we would expect that details are disclosed in the annual report and that they be subject to shareholders’ approval on a periodic basis. We would expect all such transactions to have been conducted on an arm’s-length basis, on normal commercial terms.

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8.	Voting Rights

Voting rights are the defining feature of equity ownership, and effective corporate governance depends on the willingness and ability of shareholders to exercise their votes. As a matter of principle, we believe that one share should equal one vote, and we are opposed to mechanisms that skew voting rights in favour of founder shareholders or other privileged groups. Unfortunately, the “one share, one vote” principle has been eroded in recent years as regulators have permitted the listing of companies with weighted voting rights and other dual-class features.

This has reduced the ability of minority shareholders in these companies to use their voting power to hold their managements or controlling shareholders fully to account, in view of the lack of proportionality that unequal voting structures confer.

To provide protection for minority investors, we believe that companies with dual-class structures should review these control features on a regular basis and seek periodic shareholder approvals. This should give those shareholders not enjoying such voting privileges the opportunity to affirm these structures or to establish mechanisms, such as sunset clauses, which can phase out these unequal advantages after a prescribed period of time.

Independent directors, unaffiliated to controlling shareholders, should recognise their obligation to represent all shareholders equally, irrespective of the skew in voting rights. We will vote against the re- election of independent directors if valid concerns arise that the interests of minority shareholders are being compromised by the actions of controlling shareholders enjoying disproportionate voting rights.

Elsewhere, while certain fundamental changes to a company’s business, articles of association or share capital should require a supermajority vote, voting on routine business should require a simple majority only (51%). We will generally oppose amendments that require inappropriate supermajority votes or use supermajority requirements as a tool to entrench existing managements.

9. Social and Environmental Issues

We believe that a company’s environmental policies may have a long-term impact on the company’s financial performance. We believe that good corporate governance policies should consider the impact of company operations on the environment and the cost of compliance with laws and regulations relating to environmental matters, physical damage to the environment (including the costs of clean-ups and repairs), consumer preferences and capital investments related to climate change. Furthermore, we believe that corporate shareholders have a legitimate need for information to enable them to evaluate the potential risks and opportunities that climate change and other environmental matters pose to the company’s operations, sales and capital investments. We acknowledge that many companies disclose their practices relating to social and environmental issues and that disclosure is improving over time. We generally encourage a level of reporting that is not unduly costly or burdensome and that does not place the company at a competitive disadvantage but that provides meaningful information to enable shareholders to evaluate the impact of the company’s environmental policies and practices on its financial performance.

With regard to social issues, among other factors, we consider the company’s labour practices, supply chain, how the company supports and monitors those issues, what types of disclosure the company and its peers currently provide, and whether the proposal would result in a competitive disadvantage for the company.

In evaluating how to vote environmental proposals, considerations may include, but are not limited to, the following:

Issuer Considerations

•	asset profile of the company, including whether it is exposed to potentially declining demand for the company’s products or services due to environmental considerations;

•	capital deployment of the company;

•	cost structure of the company, including its position on the cost curve, expected impact of future carbon tax and exposure to high fixed operating costs;

•	corporate behaviour of the company, including whether senior management is incentivised for long-term returns;

•	demonstrated capabilities of the company, its strategic planning process and past performance;

•	current level of disclosure of the company and consistency of disclosure across its industry; and

•	whether the company incorporates environmental or social issues in a risk assessment or risk reporting framework.

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Proposal Considerations

•	Would adoption of the proposal inform and educate shareholders and have companies that adopted the proposal provided insightful and meaningful information that allowed shareholders to evaluate the long-term risks and performance of the company?

•	Does the proposal require disclosure that is already addressed by existing and proposed mandated regulatory requirements or formal guidance at the local, state or national level or the company’s existing disclosure practices?

•	Does the proposal create the potential for unintended consequences, such as a competitive disadvantage?

In general, we support management disclosure practices that are overall consistent with the goals and objectives expressed above. Proposals with respect to companies that have been involved in controversies, fines or litigation are expected to be subject to heightened review and consideration.

Vote against the chair of the committee responsible for providing oversight of environmental matters and/or risk where we believe the company is lagging peers in terms of disclosure, business practices or targets. Vote against committee members, the lead independent director and/or board chair for companies that have lagged over several years.

An engaged and diverse employee base is integral to a company’s ability to innovate, respond to a diverse customer base and engage with diverse communities in which the company operates, thus delivering shareholder returns. JPMAM will generally support shareholder resolutions seeking the company to disclose data on workforce demographics, including diversity, where such disclosure is deemed inadequate.

We expect engaged boards to provide oversight of human capital management (“HCM”), that is, a company’s management of its workforce, including human resources policies (including code of conduct), use of full-time versus part-time employees, workforce cost, employee engagement and turnover, talent development, retention and training, compliance record and health and safety. JPMAM will vote case-by- case on shareholder resolutions seeking disclosure of HCM. JPMAM will generally vote against shareholder proposals seeking HCM information that is considered confidential or sensitive information by the board.

10.	Shareholder Resolutions

In a number of jurisdictions, shareholders have the right to submit proposals at shareholder meetings, providing eligibility and other requirements have been met. Such proposals can be wide-ranging and may include governance reforms, capital management issues and disclosures surrounding environmental and social risks.

When assessing shareholder proposals, we review each resolution on its merits. Our sole criteria of support is: does this proposal enhance shareholder rights; and is this proposal in the long-term interests of all shareholders? Where we are convinced the proposal meets these objectives, it will receive our vote in support. However, we will not support proposals that are frivolous or supportive of a narrow activist agenda, nor will we support those that are unduly constraining on managements or are already in managements’ remit.

Where a proposal is focused on an issue that needs to be addressed, we would expect the board and management to demonstrate that company will comply with the resolution within a reasonable time frame. But where the company fails to respond sufficiently or with the appropriate sense of urgency, we may vote against the re-election of one or more directors at subsequent meetings.

11.	Climate Risk

Many economies are responding to climate change with regulations as well as policies to drive decarbonisation. In our view, climate change has become a material risk to the strategy and financial performance of many companies.

JPMAM may vote against directors serving on relevant committees of companies that, in our opinion, face material climate-related transition or asset risks, where climate disclosures are not available or where we believe such disclosures are not meaningful. JPMAM may also vote for shareholder resolutions requesting such information where the company has not provided such disclosure.

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To provide shareholders with meaningful disclosures on how the company is addressing risks related to climate change:

•	We encourage disclosures aligned with the reporting framework developed by the Task Force on Climate-related Financial Disclosures (“TCFD”) addressing all the four pillars of the TCFD – (i) governance, (ii) strategy, (iii) risk management and(iv) metrics and targets related to any performance indicators used to manage such risks. The TCFD report (or equivalent) should address whether decarbonisation of the company’s operations or its supply chain is a material part of its strategy to mitigate climate change risks including transition risks to the company and, if so, provide a narrative on how the company plans to do so and over what time frame.

•	For industries where we believe climate change risks pose material financial risks, we encourage comprehensive TCFD reporting (or equivalent) including scenario analysis to help us understand the resilience of a company’s strategy. While we recognise that some disclosures related to scenario analysis, especially granular data at the asset level, may involve sensitive information that companies will not disclose if such disclosures could harm the company, we expect the company to provide their conclusions from these analyses as they pertain to the resilience of the company’s strategy.

•	We encourage disclosures of Scope 1 and 2 greenhouse gas emission targets where decarbonisation of a company’s operations and purchased energy has been identified by the company as a key part of the company’s strategy to manage climate change risks.

•	We note many companies have chosen to set long- term net-zero targets. In order for us to evaluate the long-term credibility of transition plans, where such long-term targets are set, we encourage the company to disclose the scope of emissions included in such targets. We recognise the many challenges associated with reporting Scope 3 emissions. While we understand the limitations associated with reporting Scope 3 emissions, we would expect companies that have included such emissions in their net-zero targets to disclose their Scope 3 emissions. We also encourage disclosures of interim emission-reduction targets where the company has set long-term net-zero targets.
•	We encourage disclosure on past performance against emission-reduction goals and forward- looking strategy to achieve emission reduction goals, including use of offsets and corporate transactions.

The board of directors is critical in formulating and executing company strategy. While we do not support the use of shareholder proposals to diminish the authority of the board, if the board recommends a vote against a climate-related shareholder proposal, we expect boards to clearly articulate the rationale supporting their recommendation. The board’s response should clearly explain why implementation of disclosures or actions requested by the shareholder proposal would be detrimental to shareholder value.

12.	Other Corporate Governance Matters

Amendments to Articles of Association

These proposals can vary from routine changes to reflect regulatory change to significant changes that can substantially alter the governance of a company. We will review these proposals on a case-by-case basis, and we will support those proposals that we believe are in the best interests of shareholders.

Anti-Takeover Devices

Poison pills, and other anti-takeover devices, are arrangements designed to defend against hostile takeover. Typically, they give shareholders of a target company or a friendly third party the right to purchase shares at a substantial discount to market value or shares with special conversion rights in the event of a pre-defined “triggering event” (such as an outsider’s acquisition of a certain percentage of company stock). Companies may be able to adopt poison pills without shareholder approval, depending on the jurisdiction concerned.

We are fundamentally opposed to any artificial barrier to the efficient functioning of markets. The market for corporate control should, ultimately, be for all shareholders to decide. We find no clear evidence that poison pills enhance shareholder value. Rather, they tend to be used as tools to entrench existing management. We will generally vote against anti-takeover devices and support proposals aimed at revoking such plans. Where anti-takeover devices exist, they should be fully disclosed to shareholders, and shareholders should be given the opportunity to review them periodically.

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Composite Resolutions

Agenda items at shareholder meetings should be presented so that they can be voted upon clearly, distinctly and unambiguously. We normally oppose deliberately vague, composite or “bundled” resolutions, depending on the context and local market practice.

Likewise we will generally vote against “any other business” resolutions where the exact nature of the proposal has not been presented to shareholders in advance.

Any amendments to a company’s articles of association, for example, should be presented to shareholders in such a way that they can be voted on independently. Shareholders should similarly be able to vote on the election of directors individually, rather than as part of bundled slates.

Charitable Donations

Charitable donations are generally acceptable, provided they are within reasonable limits and fully disclosed to shareholders.

Political Donations

We do not support the use of shareholder funds for political purposes.

Virtual General Shareholder Meetings

In certain markets, by-law changes have taken place to allow a company to hold virtual or hybrid general shareholder meetings. General shareholder meetings should be fair, constructive and foster dialogue between company management and shareholders.

In principle, we are supportive of proposals allowing shareholder meetings to be convened by electronic means so long as the flexibility in the format of the meetings contributes to enhance access to the meetings and where shareholder participation rights are protected, regardless of whether physical or virtual.

J.P. Morgan Asset Management

Asia ex-Japan Proxy Committee

April 2026

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II. Proxy Voting Guidelines	continued

D. Japan

I.	Basic Policy on Corporate Governance

JPMorgan Asset Management (Japan) Ltd (“AMJ”) fully endorses the 2020 revision of the Japanese version of the Stewardship Code, and we have disclosed the steps we follow with regard to the principles of the code.

We recognise the importance of corporate governance when evaluating companies, and we will continue with our efforts to engage with companies as responsible institutional investors.

We also positively evaluate the Corporate Governance Code revised in June 2021, which we believe serves to further enhance corporate governance in Japan.

1.	Purpose of Proxy Voting

JPMorgan Asset Management (Japan) Ltd manages the voting rights of the shares entrusted to it as it would manage any other asset. It is the policy of AMJ to vote in a prudent and diligent manner, based exclusively on our reasonable judgement of what will best serve the financial interests of the beneficial owners of the security. When exercising our vote, our aim is to evaluate the governance of the company concerned and maximise returns to shareholders over the medium to long term.

2.	Proxy Voting Principles

•	We will vote at all of the meetings called by companies in which we are invested on behalf of our clients who have authorised us to vote.

•	We will not abstain or withhold our vote. This is to prevent the worst possible outcome the worst possible outcome in the form of a shareholder meeting failing to meet its quorum and thereby not being effective.

•	We look to an enhancement of corporate value over the medium to long term and sustained growth of the company concerned through our proxy voting.

•	We recognise the importance of constructive engagements with companies as an ongoing dialogue on ways to raise corporate value can lead to maximising medium- to long-term investment returns for our clients. Therefore, we ask companies to be open and responsive when we seek to have investor engagements.

•	If any agenda item is couched in vague terms or lacking in explanation so that it would be possible to interpret the item in a manner detrimental to the rights of shareholders, in principle we will not support such a proposal.

Japan contents:

I.	Basic Policy on Corporate Governance	52

1.	Purpose of Proxy Voting	52

2.	Proxy Voting Principles	52

II.	Voting Guidelines	53

1.	Distribution of Income/ Dividends and Share Buybacks	53

2.	Boards and Directors	53

3.	Directors’ Remuneration	55

4.	Appointment of External Audit Firms	56

5.	Poorly Performing Companies	56

6.	Efforts to Improve Capital Efficiency	57

7.	Antisocial Activities	57

8.	Cross-shareholdings	57

9.	Adoption of Anti-hostile Takeover Measures	57

10. Capital Structure		57

11.	Mergers/Acquisitions	58

12.	Virtual General Shareholder Meetings	58

13.	Social and Environmental Issues	58

14.	Climate Risk	59

15.	Shareholder Proposals	60

16.	Conflicts of Interest	60

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II.	Voting Guidelines

1.	Distribution of Income/Dividends and Share Buybacks

As investors, we are seeking sustainable earnings growth over the medium to long term and an expansion in shareholder value of the companies we invest in; thus we believe that concentrating solely on shareholder returns would not be appropriate.

During different phases in a company’s development, we understand that the balance between retained earnings, capital expenditure and investment in the business, and returns to shareholders will change.

As a general rule, we will vote against any proposal for the appropriation of profits that involves a payout ratio of less than 50% (after taking into account other forms of payouts to shareholders such as share repurchase programmes) if the capital ratio is equal to or greater than 50% and there is no further need to increase the level of retained earnings.

Also, even in the event that the capital ratio is less than 50%, we will vote against management if the payout ratio is deemed to be strikingly low (after taking into account other forms of payouts such as share repurchase programmes) without a valid reason. We believe that, in general, companies should target a total shareholder return of 30%.

The guidelines above relating to a company’s capital ratio have not been applied in the case of financial institutions; the income allocation proposals for financial institutions have been assessed on a case- by-case basis. We note, however, that the capital ratio in the banking industry has improved in recent years and thus believe conditions look more favourable now for returns to shareholders to be enhanced. Thus we believe that financial institutions should also target a total shareholder return of 30%. In instances where we deem that further retention of earnings is no longer required, we believe a total shareholder return greater than 50% would be appropriate.

If the appropriation of profits is not tabled as an item at the annual general meeting, in principle, we will vote against the re-election of directors in cases where the above conditions are not met.

In addition, we will oppose the dividend proposal where we believe it will prejudice the solvency or future prospects of the company.

When making our decision, we take into account the history of the company’s return to shareholders, not just the outcome of the most recent financial year.

Where a company seeks to amend its articles of association to allow the distribution of income by way of board resolution, we will generally vote against such a proposal. We will, however, support an amendment to allow distribution of income by way of board resolution if it is clear that, under normal circumstances, the income allocation proposal would be presented to the annual general meeting, and the amendment is intended to enable the company to make distributions only in exceptional circumstances such as to avoid delays in dividend payments due to the disclosure of securities reports prior to the general meeting. In such cases, we will make a comprehensive judgment, taking into account factors such as the company’s track record of total shareholder return and the independence of the board.

2.	Boards and Directors

Election of Directors

We will generally support the election of directors. However, if the candidate(s) infringe(s) our guidelines with regard to the independence of directors or the number of directors, we will not support the proposal.

In addition, in the case of the re-election of directors, we will vote against candidates who infringe our guidelines pertaining to the length of tenure, payout ratio, poorly performing companies, antisocial activities, cross- shareholdings, stock options, anti-hostile takeover measures, mergers and acquisitions, capital raising, borrowing and share repurchase programmes. Also, we will not support the re-election of external board members (external directors and external statutory auditors) whose attendance at board meetings falls below 75%. In principle, we expect external board members to hold no more than four directorships of listed companies. Where there are no external board members, we will generally oppose the re-election of the representative director(s).

Number of Directors

Boards with more than 15 directors are deemed excessively large, and AMJ will exercise its voting powers in favour of reducing large boards wherever possible. AMJ believes a board with 15 directors or less is appropriate in Japan as well. To ensure a swift management decision-making process, in principle, we will therefore vote against a resolution for the election of directors where the premise is that the board will consist of more than 15 directors.

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Director’s Term of Office

Every director should be subject to a re-election process, and we believe the term of office should be one year or less. We will support amendments to the articles reducing the director’s term of office to one year; in principle, we will vote against a proposal where the term exceeds one year.

Length of Tenure

We will take the length of tenure into consideration when a director is subject to re-election. In particular, when a director who has served for a long period is offered for re-election, we will take factors such as the company’s performance during that time into consideration.

Separation of Chairman and Chief Executive Officer

AMJ believes it is preferable if the roles of chairman and chief executive officer are separate in Japan as well.

External Directors on the Board of Directors

We encourage the election of multiple external directors on the board of directors since we believe that having multiple external directors is essential for the board to form an objective perspective on the company and act effectively. Therefore, unless the majority of the board of directors comprises external directors or candidates for external director, at the annual general meeting, in principle, we will vote against the election of the representative directors, such as the president of the company. However, from the perspective of ensuring the effectiveness of the board, we may also vote against directors other than those mentioned above. When making our decision on this issue, we will not take the independence of the external director or the candidate for external director into consideration. Our decision regarding the independence of an external director will be reflected in our vote on that individual candidate.

Composition of the Board of Directors

We believe that it is not only the number of external directors that is of consequence but attach importance to the composition of the board of directors.

The board has a responsibility to reflect the interests of all the company’s stakeholders, such as its clients, employees and investors.

As an important part of contributing to long-term shareholder value, consideration should be given to achieving a suitable balance in terms of areas of expertise, gender, nationality, seniority or length of tenure on the board of the individual board members. Recruiting individuals with unique skills, experiences and diverse backgrounds is a fundamental part of strengthening a business, further developing sound governance and risk oversight, and is an important consideration when searching for new board members. We believe directors with diverse backgrounds should make up a majority of the board, and we will work towards that goal over time. As with all proxy votes, we seek to vote in our clients’ best interests to enhance long-term shareholder value. We feel that gender equality is one of the top priorities for Japanese corporate boards to resolve. We thus seek to deepen our understanding of the board structure through our engagement with companies, and we will also convey our message through our vote for or against the election of directors, where we believe our vote can contribute towards enhancing corporate value on the issues noted above. Our policy is to vote against the election of the representative directors, such as the president of the company, if there is only one or no female directors. However, from the perspective of ensuring the effectiveness of the board, we may also vote against directors other than those mentioned above. We will require at least 30% gender diversity before 2030.

We also expect companies to consider and address diversity in its widest sense, both at the board level and throughout the business, such as the senior management level, and disclose appropriate information in line with this expectation.

Independence of External Directors

Even if the candidate for external director meets the standards of local Japanese requirements, we believe the following candidates cannot be deemed independent without adequate explanation from the company (and in general will oppose their election as an external director):

•	the candidate was or is employed at an affiliate company;

•	the candidate was or is employed at a large shareholder or major business partner;

•	the candidate was or is employed at a legal firm, accounting firm, taxation firm, consultant or financial institution such as a bank where a business relationship exists with the company concerned so that a conflict of interest exists;

•	the candidate was or is employed at a company in which the investee company holds shares (cross- shareholdings of equity);

•	the candidate is an external director whose tenure exceeds 10 years; or

•	the candidate appears subject to any other conflict of interest.

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These criteria apply equally to directors on boards with committees, boards with statutory auditors and boards with supervisory committees.

We will generally support a proposal to change the structure of the board from a board with statutory auditors to a board with committees. We support measures to delegate key oversight functions such as remuneration, nomination and audit to independent committees. We will also generally support a change to a board with a supervisory committee, provided the company provides a clear and rational explanation for such a move.

Dismissal of Directors

In principle, we will vote against measures to make the dismissal of directors more difficult.

Board Effectiveness

Board effectiveness is essential to the functioning of a governance system and to the oversight of the delivery of business objectives. We encourage boards to regularly conduct board evaluations, with a self- assessment at least annually and an evaluation facilitated by independent external professional governance consultants on occasion, as a best practice.

Election of Statutory Auditors

We will generally support the election of statutory auditors, though we will oppose candidates for external statutory auditor based on our criteria for independence described in the following section. In the case of the re-election of statutory auditors, we will vote against candidates who infringe our guidelines pertaining to antisocial activities. Also, we will not support the re-election of external statutory auditors whose attendance at board meetings falls below 75%.

Independence of External Statutory Auditors

Even if the candidate for external statutory auditor meets the standards of local Japanese requirements, we believe the following candidates cannot be deemed independent without adequate explanation from the company (and, in general, we will oppose their election as an external statutory auditor):

•	the candidate was or is employed at an affiliate company;

•	the candidate was or is employed at a large shareholder or major business partner;
•	the candidate was or is employed at a legal firm, accounting firm, taxation firm, consultant or financial institution such as a bank where a business relationship exists with the company concerned so that a conflict of interest exists;

•	the candidate was or is employed at a company in which the investee company holds shares (cross- shareholdings of equity);

•	the candidate is an external statutory auditor whose tenure exceeds 10 years; or

•	the candidate appears subject to any other conflict of interest.

These criteria apply equally to candidates for alternate external statutory auditors.

3.	Directors’ Remuneration

The voting decision will be made in a comprehensive manner, taking into account matters such as the recent trend in the company’s earnings. We expect the director remuneration process to be transparent and support the disclosure of individual director remuneration. We believe that director remuneration is best determined following advice from a remuneration committee independent of management; we do not support a process whereby the board gives the representative director discretion to determine the remuneration of individual directors. In principle, we will support shareholder resolutions in favour of the disclosure of individual directors’ remuneration and bonus payments.

We expect companies to have a remuneration system comprising a reasonable mix of fixed and variable (based on short-term and medium- to long-term incentives) compensation. The fixed component should reflect practices in the industry and also be consistent with the wider policies on employee pay.

The variable element should be linked to performance and be designed in a manner to reward performance. We support the disclosure of the structure of directors’ remuneration and the linkage of directors’ remuneration to the company’s performance. In addition, we encourage the companies to disclose key performance indicators or figures that clearly explain how the overall remuneration quantum, the ratio of fixed pay to variables, or the ratio of cash to stock-based payment, is decided. We support the introduction of clawback or malus clauses in order to prevent excessive risk-taking, which can negatively impact shareholder value, and excessive pay. In cases where there has been antisocial activity or the company has had poor performance, votes will be cast against the re-election of directors where this is deemed appropriate.

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However, where there are no other appropriate proposals, we may vote against an increase in directors’ pay or the payment of bonuses.

Retirement Bonus

The voting decision will be made in a comprehensive manner, taking into account matters such as the recent trend in the company’s earnings. In principle, we will support shareholder resolutions in favour of the disclosure of individual directors’ retirement bonus payments.

AMJ will vote against

1.	golden parachutes; and

2.	retirement bonus payments to external directors, directors who are audit and supervisory committee members and statutory auditors.

In cases where there has been antisocial activity or the company has had poor performance, votes will be cast against the re-election of directors where this is deemed appropriate. However, where there are no other appropriate proposals, we may vote against the payment of retirement bonuses to directors

Stock Options and Equity Remuneration Plans

In terms of alignment with the interests of shareholders, we believe it is meaningful for directors and employees to hold the company’s stock and welcome the award of stock options and equity compensation. Long-term incentive arrangements, such as share option schemes and long-term incentive plans, should be dependent upon challenging performance criteria, and there should be no award for below-median performance. The terms should be clearly explained and fully disclosed to shareholders and participants.

We will vote against the proposal in the following cases:

•	The terms of the stock option or equity remuneration plan are unclear or not fully disclosed. Deeply discounted stock option plans will only be supported if exercise is prohibited in the first three years following the award.

•	In general, we will not support a proposal where the dilution from existing schemes and the new programme requiring annual general meeting approval exceeds 10%.

•	Transaction bonuses, or other retrospective ex- gratia payments, should not be made.

•	We will generally vote against the cancellation and reissue, retesting or repricing of underwater options.
•	External directors and statutory auditors (both internal and external), as well as third parties such as clients should not be participants in stock option schemes.

•	Equity remuneration for external directors and statutory auditors (both internal and external) should not be linked to performance, nor should third parties receive equity.

4.	Appointment of External Audit Firms

Auditors must provide an independent and objective check on the way in which the financial statements have been prepared and presented. We will oppose an appointment where we believe a conflict of interest may exist.

Exemption from Liability

Apart from those instances where local rules allow, in general, we will vote against a limitation in the legal liability of directors and statutory auditors.

We believe agreements should not be concluded with external audit firms exempting them from liability, and we will oppose proposals to amend articles of association to permit the introduction of such agreements.

5.	Poorly Performing Companies

During our scrutiny of management proposals at annual general meetings, we will be cognisant of the recent trend in a company’s earnings. For example, where a company has seen a recurring decline in earnings, recorded a large loss or continuously reported a noticeably low level of return (such as a company with a permanently low return on equity), we may determine the poor performance of the company needs to be reflected in our voting activity. (We do not have a return- on-equity target as such, but we look at the level and trend in returns on equity when evaluating companies).

In such instances, AMJ will vote against the re-election of a director where shareholder value has been negatively impacted by the poor performance attributable to mistakes made during the director’s term.

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6.	Efforts to Improve Capital Efficiency

We expect company management to have due regard for the cost of capital. If a company does not show signs that it is seeking to improve the efficient use of capital where we believe the company’s capital management will lead to depressed earnings or a deterioration in corporate and shareholder value, AMJ will vote against the re-election of the representative director(s) or the director in charge.

7.	Antisocial Activities

This is an item included within a Japanese context. There is no strict definition of antisocial activity, but in this context, it refers to companies that are, for example, subject to official sanctions from their regulatory bodies or have violated the law during the fiscal year in question. In addition, companies that have caused severe social problems or through their actions negatively impacted earnings and caused a severe loss to shareholder value will be considered. Emphasis is placed on the possibility or otherwise of the impairment of shareholder value through these activities.

AMJ expects companies that have been involved in antisocial activities to disclose such activities to shareholders, together with the countermeasures and the remedial measures adopted. If the parties directly involved in the antisocial activity remain on the board of directors, in general, we will vote against the election of those directors and/or statutory auditors concerned. However, where there are no other appropriate proposals, we may vote against the directors’ remuneration, the payment of bonuses or retirement bonuses to directors, or the award of stock options.

8.	Cross-shareholdings

This is an item included within a Japanese context. Due to potential conflicts of interest, the risk of the proxy vote becoming inconsequential and capital efficiency concerns, in general, we believe companies should not have cross-shareholdings in other companies.

Therefore, we will vote against the re-election of the representative director(s) or the director in charge at companies that are expanding cross-shareholdings, companies with a low likelihood of liquidating the existing cross-shareholdings or companies that endorse the idea of cross-shareholdings.

We have observed cases where disclosures on cross- shareholdings provided by companies are either too complex or too vague; this can be obstructive for investors to have constructive engagement on the topic. Therefore, we ask the companies to provide full quantitative and qualitative explanation on past proxy voting activities, potential conflicts of interest of owning shares in business partners and the economic rationale for existing cross-shareholdings.

9.	Adoption of Anti-Hostile Takeover Measures

AMJ considers such measures on a case-by-case basis. In principle, we will oppose such measures, unless it is clear such measures are necessary and effective and will serve to enhance shareholder value. AMJ will generally vote against anti-takeover devices and support proposals aimed at revoking existing plans. AMJ will vote against increases in authorized capital where the increase in authorised capital would dilute shareholder value in the long term. Also, if management adopts other measures that fulfill the function of an anti-hostile takeover measure without seeking shareholder approval, methods of expressing a vote against management will be determined as deemed appropriate.

In a Japanese context, the following are among the steps we believe that can be viewed as “poison pill” equivalents:

1) multiple private offering financings;

2) increases in authorised share capital without adequate explanation;

3) large-scale dilution to parties other than shareholders;

4) issuance of “golden shares”;

5) deliberate changes as to the timing of re-election of directors;

6) lengthy extensions to the directors’ term. From the viewpoint of safeguarding shareholder rights, we will oppose the re-election of directors, for example, in this context.

10.	Capital Structure

Issue of Classified Stock

We will oppose the issue of classified stock without a rational explanation regarding the purpose of such means of fundraising.

Increase in the Authorised Share Capital

AMJ will vote against the increase in the authorised share capital when we believe this will be detrimental to shareholder value.

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Capital Increase

Capital increases will be judged on a case-by-case basis depending on their purpose. AMJ will vote against capital increases if the purpose is to defend against a takeover.

When new shares are issued, in principle, we believe existing shareholders should be given precedence. Even if this is not the case, we will look at each instance with due care.

If there is no opportunity to indicate our view at the shareholders’ meeting and we hold a negative view regarding a capital increase during the fiscal year in question, we will oppose the election of directors.

Borrowing of Funds

AMJ will vote against abrupt increases in borrowing of funds if the purpose is to defend against a takeover.

If there is no opportunity to indicate our view at the shareholders’ meeting and we hold a negative view regarding the borrowing of funds, we will oppose the reelection of directors.

Share Repurchase Programmes

AMJ will vote in favour of a share repurchase programme if it leads to an increase in the value of the company’s shares.

If there is no opportunity to indicate our view at the shareholders’ meeting and we hold a negative view regarding the share repurchase programme, we will oppose the re-election of directors.

11.	Mergers/Acquisitions

Mergers and acquisitions must only be consummated at a price representing fair value. If there is no opportunity to indicate our view at the shareholders’ meeting and we hold a negative view regarding the merger/acquisition, we will oppose the re-election of directors.

12.	Virtual General Shareholder Meetings

In certain markets, by-law changes have taken place to allow a company to hold virtual or hybrid general shareholder meetings. General shareholder meetings should be fair, constructive and foster dialogue between company management and shareholders.

In principle, we are supportive of proposals allowing shareholder meetings to be convened by electronic means so long as the flexibility in the format of the meetings contributes to enhance access to the meetings and where shareholder participation rights are protected, regardless of whether physical or virtual.

13.	Social and Environmental Issues

We believe that a company’s environmental policies may have a long-term impact on the company’s financial performance. We believe that good corporate governance policies should consider the impact of company operations on the environment and the cost of compliance with laws and regulations relating to environmental matters, physical damage to the environment (including the costs of clean-ups and repairs), consumer preferences and capital investments related to climate change. Furthermore, we believe that corporate shareholders have a legitimate need for information to enable them to evaluate the potential risks and opportunities that climate change and other environmental matters pose to the company’s operations, sales and capital investments. We acknowledge that many companies disclose their practices relating to social and environmental issues and that disclosure is improving over time. We generally encourage a level of reporting that is not unduly costly or burdensome and that does not place the company at a competitive disadvantage but that provides meaningful information to enable shareholders to evaluate the impact of the company’s environmental policies and practices on its financial performance.

With regard to social issues, among other factors, we consider the company’s labour practices, supply chain, how the company supports and monitors those issues, what types of disclosure the company and its peers currently provide and whether the proposal would result in a competitive disadvantage for the company.

In evaluating how to vote environmental proposals, considerations may include, but are not limited to, the following:

Issuer Considerations

•	asset profile of the company, including whether it is exposed to potentially declining demand for the company’s products or services due to environmental considerations;

•	capital deployment of the company;

•	cost structure of the company, including its position on the cost curve, expected impact of future carbon tax and exposure to high fixed operating costs;

•	corporate behaviour of the company, including whether senior management is incentivised for long-term returns;

•	demonstrated capabilities of the company, its strategic planning process and past performance;

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•	current level of disclosure of the company and consistency of disclosure across its industry; and

•	whether the company incorporates environmental or social issues in a risk assessment or risk reporting framework.

Proposal Considerations

•	Would adoption of the proposal inform and educate shareholders and have companies that adopted the proposal provided insightful and meaningful information that allowed shareholders to evaluate the long-term risks and performance of the company?

•	Does the proposal require disclosure that is already addressed by existing and proposed mandated regulatory requirements or formal guidance at the local, state or national level or the company’s existing disclosure practices?

•	Does the proposal create the potential for unintended consequences, such as a competitive disadvantage?

In general, we support management disclosure practices that are overall consistent with the goals and objectives expressed above. Proposals with respect to companies that have been involved in controversies, fines or litigation are expected to be subject to heightened review and consideration.

Vote against the chair of the committee responsible for providing oversight of environmental matters and/or risk where we believe the company is lagging peers in terms of disclosure, business practices or targets. Vote against committee members, the lead independent director and/ or board chair for companies that have lagged over several years.

An engaged and diverse employee base is integral to a company’s ability to innovate, respond to a diverse customer base and engage with diverse communities in which the company operates, thus delivering shareholder returns. Generally, support shareholder resolutions seeking the company to disclose data on workforce demographics, including diversity, where such disclosure is deemed inadequate.

We expect engaged boards to provide oversight of human capital management (“HCM”), that is, a company’s management of its workforce, including human resources policies (including code of conduct), use of full-time versus part-time employees, workforce cost, employee engagement and turnover, talent development, retention and training, compliance record, and health and safety. JPMAM will vote case- by-case on shareholder resolutions seeking disclosure of HCM. JPMAM will generally vote against shareholder proposals seeking HCM information that is considered confidential or sensitive information by the board.

14.	Climate Risk

Many economies are responding to climate change with regulations as well as policies to drive decarbonisation. In our view, climate change has become a material risk to the strategy and financial performance of many companies.

JPMAM may vote against directors serving on relevant committees of companies that, in our opinion, face material climate-related transition or asset risks, where climate disclosures are not available or where we believe such disclosures are not meaningful. JPMAM may also vote for shareholder resolutions requesting such information where the company has not provided such disclosure.

To provide shareholders with meaningful disclosures on how the company is addressing risks related to climate change:

•	We encourage disclosures aligned with the reporting framework developed by the Task Force on Climate-related Financial Disclosures (“TCFD”) addressing all the four pillars of the TCFD – (i) governance, (ii) strategy, (iii) risk management and (iv) metrics and targets related to any performance indicators used to manage such risks. The TCFD report (or equivalent) should address whether decarbonisation of the company’s operations or its supply chain is a material part of its strategy to mitigate climate change risks including transition risks to the company and, if so, provide a narrative on how the company plans to do so and over what time frame.

•

For industries where we believe climate change risks pose material financial risks, we encourage comprehensive TCFD reporting (or equivalent) including scenario analysis to help us understand the resilience of a company’s strategy. While we recognise that some disclosures related to scenario

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analysis, especially granular data at the asset level, may involve sensitive information that companies will not disclose if such disclosures could harm the company, we expect the company to provide its conclusions from these analyses as they pertain to the resilience of the company’s strategy.

•	We encourage disclosures of Scope 1 and 2 greenhouse gas emission targets where decarbonisation of a company’s operations and purchased energy has been identified by the company as a key part of the company’s strategy to manage climate change risks.

•	We note many companies have chosen to set long- term net-zero targets. In order for us to evaluate the long-term credibility of transition plans, where such long-term targets are set, we encourage the company to disclose the scope of emissions included in such targets. We recognise the many challenges associated with reporting Scope 3 emissions. While we understand the limitations associated with reporting Scope 3 emissions, we would expect companies that have included such emissions in their net-zero targets to disclose their Scope 3 emissions. We also encourage disclosures of interim emission-reduction targets where the company has set long-term net-zero targets.

•	We encourage disclosure on past performance against emission-reduction goals and forward- looking strategy to achieve emission-reduction goals, including use of offsets and corporate transactions.

The board of directors is critical in formulating and executing company strategy. While we do not support the use of shareholder proposals to diminish the authority of the board, if the board recommends a vote against a climate-related shareholder proposal, we expect boards to clearly articulate the rationale supporting their recommendation. The board’s response should clearly explain why implementation of disclosures or actions requested by the shareholder proposal would be detrimental to shareholder value.

15.	Shareholder Proposals

When deciding how we will vote a shareholder proposal, we scrutinise every item on a case-by-case basis, based on our judgement of what serves to enhance corporate value over the medium to long term, keeping in mind the best economic interests of our clients.

16.	Conflicts of Interest

In order to maintain the integrity and independence of AMJ’s proxy voting decisions, without undue influence from business relations with investee companies and to avoid conflicts of interest, AMJ refers to the view of third-party governance specialists to form an objective and rational judgement.

There is a possibility that conflicts of interest may arise with other group companies within the JPMorgan Chase (the ultimate parent company of JPMAM) as such companies may be providing funds or acting as the underwriter for investee companies. In order to maintain the integrity and independence of AMJ’s proxy voting decisions, JPMorgan Chase has established formal barriers designed to restrict the flow of information between its securities, lending, investment banking and other divisions to investment professionals in the Asset Management division.

Nonetheless, where a potential material conflict of interest has been identified, AMJ, within the scope permitted by regulations and with clients, will call upon an independent third party to make the voting decision or may elect not to vote.

JPMorgan Asset Management (Japan) Ltd.

Japan Proxy Committee

April 2026

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The views contained herein are not to be taken as advice or a recommendation to buy or sell any investment in any jurisdiction, nor is it a commitment from J.P. Morgan Asset Management or any of its subsidiaries to participate in any of the transactions mentioned herein. Any forecasts, figures, opinions or investment techniques and strategies set out are for information purposes only, based on certain assumptions and current market conditions and are subject to change without prior notice. All information presented herein is considered to be accurate at the time of production. This material does not contain sufficient information to support an investment decision and it should not be relied upon by you in evaluating the merits of investing in any securities or products. In addition, users should make an independent assessment of the legal, regulatory, tax, credit and accounting implications and determine, together with their own financial professional, if any investment mentioned herein is believed to be appropriate to their personal goals. Investors should ensure that they obtain all available relevant information before making any investment. Investment involves risks, the value of investments and the income from them may fluctuate in accordance with market conditions and taxation agreements and investors may not get back the full amount invested. Both past performance and yield are not a reliable indicator of current and future results.

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